                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                        MMI COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  No fee required.
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         common stock, par value $.10 per share, of MMI Companies, Inc., including the associated rights to purchase Series B Junior Participating Preferred Stock, par value $20 per share, of MMI Companies, Inc.
         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
         19,202,444 shares of MMI common stock.
         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         $10.00 per share
         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
         $192,024,440
         -----------------------------------------------------------------------

     (5) Total fee paid:
         $38,406
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                     [LOGO]

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                              DEERFIELD, IL 60015


                                                                February 8, 2000


Dear Stockholder,


    You are cordially invited to attend a special meeting of the stockholders of MMI Companies, Inc., which will be held at 540 Lake Cook Road, Deerfield, Illinois, on March 9, 2000, at 9:00 A.M., local time.


    At the special meeting, you will be asked to consider and vote to approve a merger agreement under which The St. Paul Companies would acquire MMI by merger and you would be entitled to receive $10.00 per share in cash (unless you properly exercise your appraisal rights).

    Detailed information concerning the merger is set forth in the accompanying proxy statement and a copy of the merger agreement is attached as Appendix A to the proxy statement, both of which you are urged to read carefully.

    THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AGREEMENT, HAS DECLARED THE MERGER ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF MMI AND ITS STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    YOUR VOTE IS IMPORTANT. To assure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. This will allow your shares to be represented at the meeting whether or not you attend the meeting.

    We thank you for your support over the years.

                                          Sincerely yours,

                                      [SIG]

                                          B. Frederick Becker

                                          Chairman of the Board and Chief
                                          Executive Officer

                                     [LOGO]

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                              DEERFIELD, IL 60015


                     NOTICE OF SPECIAL STOCKHOLDERS MEETING



February 8, 2000



    A special meeting of stockholders of MMI Companies, Inc., a Delaware corporation, will be held on March 9, 2000, at 9:00 A.M., local time, at 540 Lake Cook Road, Deerfield, Illinois, for the following purposes:


    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 20, 1999, by and among MMI
       Companies, Inc. ("MMI"), The St. Paul Companies, Inc. ("The St. Paul") and Bowman Acquisition Corp., a wholly owned, indirect subsidiary of The St. Paul ("Merger Sub"), that will result in:

       - Merger Sub merging with and into MMI, with MMI being the surviving corporation; and

       - each outstanding share of MMI common stock held immediately prior to the effective time of the merger being converted into the right to receive $10.00 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held by MMI or any of MMI's subsidiaries or shares held by The St. Paul, Merger Sub or any other subsidiary of The St. Paul.

    2. To transact such other business as may properly come before the MMI special meeting or any adjournment or postponement of the MMI special meeting, including without limitation, potential adjournments or postponements of the MMI special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

    All stockholders are invited to attend, although only those stockholders of record at the close of business on January 31, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available during ordinary business hours at MMI's offices at 540 Lake Cook Road, Deerfield, IL 60015 for a period of at least 10 days prior to the special meeting for examination by any MMI stockholder entitled to vote at the special meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

    PLEASE SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE.

    PLEASE DO NOT SEND YOUR MMI COMMON STOCK CERTIFICATES TO MMI WITH YOUR PROXY CARDS. IF THE MERGER IS CONSUMMATED YOU WILL RECEIVE A LETTER CONTAINING INSTRUCTIONS FOR THE SURRENDER OF YOUR MMI COMMON STOCK CERTIFICATES.

                                          [SIG]

                                          Wayne A. Sinclair
                                          Secretary

                                PROXY STATEMENT

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                              DEERFIELD, IL 60015


                             DATED FEBRUARY 8, 2000



    This Proxy Statement is furnished in connection with the solicitation by the board of directors of MMI Companies, Inc. ("MMI") of proxies for use at the special meeting of stockholders to be held on March 9, 2000. At the special meeting, stockholders will be asked to approve the Agreement and Plan of Merger, dated as of December 20, 1999, among MMI, The St. Paul Companies, Inc. ("The St. Paul") and Bowman Acquisition Corp., a wholly owned subsidiary of The St. Paul ("Merger Sub"). Consummation of the merger will result in:


    - Merger Sub merging with and into MMI, with MMI as the surviving corporation; and

    - each outstanding share of MMI common stock held immediately prior to the effective time of the merger being converted into the right to receive $10.00 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held by MMI or any of MMI's subsidiaries or shares held by The St. Paul, Merger Sub or any other subsidiary of The St. Paul.


    As of January 31, 2000, MMI had 19,202,444 shares of common stock, par value $.10 per share, outstanding. Only stockholders of record at the close on business on January 31, 2000, will be entitled to vote at the special meeting. Each stockholder will be entitled to one vote for each share of common stock outstanding in his or her name on the records of MMI. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of MMI common stock.


    All proxies duly executed and received will be voted on all business properly presented at the special meeting. Only such business that is brought before the special meeting by or at the direction of the board of directors will be conducted at the special meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the board of directors. The board of directors knows of no other business to be brought before the special meeting. However, if other business is properly brought before the special meeting, the holders of the proxies will vote on those proposals at their discretion. A stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of MMI in writing of such revocation, or by voting in person at the special meeting.

    THE BOARD OF DIRECTORS OF MMI HAS APPROVED THE MERGER AGREEMENT, HAS DECLARED THE MERGER ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF MMI AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


    MMI will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or personal calls by officers, directors, or employees of MMI, none of whom will be specially compensated for soliciting proxies. MMI has retained the services of ChaseMellon Consulting Services, L.L.C., to assist in the solicitation. Fees for such services are estimated to be approximately $7,500. This proxy statement and the accompanying proxy were mailed on or about February 8, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Frequently Asked Questions and Answers About the Merger.....      1

Summary.....................................................      4

Forward-Looking Statements..................................     10

Market Price of MMI Common Stock and Dividend History.......     10

Selected Consolidated Financial Data of MMI.................     11

The MMI Special Meeting.....................................     12

The Merger..................................................     14

The Merger Agreement........................................     25

Information Concerning MMI..................................     38

Security Ownership of Principal Stockholders and Management
  of MMI....................................................     39

Supplemental Information Regarding MMI......................     41

Information Concerning The St. Paul.........................     41

Information Concerning Bowman Acquisition Corp..............     41

Stockholder Proposals.......................................     41

Where You Can Find More Information.........................     41

Independent Auditors........................................     42

APPENDIX A: Agreement and Plan of Merger

APPENDIX B: Opinion of Salomon Smith Barney Inc.

APPENDIX C: Appraisal Rights Statute

                     FREQUENTLY ASKED QUESTIONS AND ANSWERS
                                ABOUT THE MERGER



Q: Why is MMI proposing the merger?..........  A: The MMI board believes the merger of
                                               Merger Sub with and into MMI, with MMI as the
                                               surviving corporation, is advisable, fair to
                                               and in the best interests of MMI and its
                                               stockholders. See page 15.

Q: What will I receive in the merger?........  A: Each share of MMI common stock you own will be converted into the right to receive
                                               $10.00 in cash payable to the holders
                                               thereof, without interest, other than shares
                                               held by stockholders who are entitled to and
                                               who have perfected their appraisal rights,
                                               shares held by MMI or any of MMI's
                                               subsidiaries or shares held by The St. Paul,
                                               Merger Sub or any other subsidiary of The
                                               St. Paul.

Q: What do I need to do now?.................  A: If you are a stockholder of MMI, you should simply indicate on your proxy card how
                                               you want to vote, then sign and mail your
                                               proxy card in the enclosed return envelope as
                                               soon as possible so that your shares may be
                                               represented at the MMI special meeting. If
                                               you sign and send in your proxy but do not
                                               indicate how you want to vote, your proxy
                                               will be counted as a vote for the merger. You
                                               may withdraw your proxy at any time prior to
                                               its use at the MMI special meeting by
                                               following the directions on page 13.

Q: When do you expect the merger to be
      completed?.............................  A: We are working toward obtaining regulatory approvals and completing the merger as
                                               quickly as possible. We currently expect to
                                               complete the merger by May 31, 2000. See
                                               page 22.

Q: What are the tax consequences of the
      merger?................................  A: The receipt of the merger consideration
                                               ($10.00 in cash per share) by holders of
                                               common stock pursuant to the merger will be a
                                               taxable transaction for federal income tax
                                               purposes.

                                               Tax considerations to you resulting from your
                                               own individual circumstances and the merger
                                               may be complex. You should carefully read the
                                               discussion of the material U.S. federal
                                               income tax consequences of the merger on
                                               page 23 of this document and consult with
                                               your own advisors as to the federal, state
                                               and local tax consequences. Foreign
                                               stockholders should consult with local
                                               advisors as to the tax consequences of the
                                               merger.


Q: What is the MMI board of directors'
      recommendation on the merger?..........  A: The MMI board approved the merger and recommends that you vote FOR the proposal to
                                               approve the merger agreement. See page 16.

Q: What vote is required to approve the
      merger?................................  A: In order to complete the merger, the merger agreement must be approved by the
                                               affirmative vote of at least a majority of
                                               the outstanding shares of MMI common stock.

Q: How can I find more information about the
      merger?................................  A: This document contains important information regarding the proposed merger, as
                                               well as information about The St. Paul and
                                               MMI. It also contains important information
                                               about the factors management and the board of
                                               MMI considered in evaluating the proposed
                                               merger. We urge you to read this document
                                               carefully, including the appendices, and to
                                               consider how the merger affects you as a
                                               stockholder. You also may want to review the
                                               documents referenced under Where You Can Find
                                               More Information on page 41. For information
                                               about where to call to get answers to your
                                               questions, see Who Can Help Answer My
                                               Questions? on page 3.

Q: If my shares are held in street name by my
      broker, will my broker vote my shares
      for me?................................  A: No. Your broker will not vote your shares for you unless you provide instructions on
                                               how to vote. It is important therefore that
                                               you follow the directions provided by your
                                               broker regarding how to instruct your broker
                                               to vote your shares. Without instructions,
                                               your shares will not be voted, which for
                                               purposes of voting on the proposed merger
                                               will have the same effect as voting against
                                               the proposed merger.

Q: May I change my vote after I have mailed
      my signed proxy card?..................  A: Yes. You may change your vote at any time before your proxy is voted at the MMI special
                                               meeting. You may do this in one of three
                                               ways.

                                               - You may send the MMI Secretary a written
                                                 notice stating that you would like to
                                                 revoke your proxy;

                                               - You may complete and submit a new proxy
                                                 card;

                                               - You may attend the MMI special meeting and
                                                 vote in person if you tell the MMI
                                                 Secretary that you want to cancel your
                                                 proxy and vote in person. Simply attending
                                                 the MMI special meeting, however, will not
                                                 revoke your proxy.


                                               If you choose either of the first two options
                                               above, you must submit your notice of
                                               revocation or your new proxy card to MMI at
                                               the address on this page.

                                               If you have instructed a broker to vote your
                                               shares, you must follow directions received
                                               from your broker to change your vote or to
                                               vote in person at the MMI special meeting.

Q: Should I send in my stock certificates
      now?...................................  A: No. After the merger is complete, the payment agent appointed by The St. Paul will
                                               send you written instructions for exchanging
                                               your stock certificates. See page 25.

Q: Who can help answer my questions?.........  A: If you have more questions about the proposals, you should contact:

                                               MMI Companies, Inc.
                                               540 Lake Cook Road
                                               Deerfield, IL 60015
                                               Attention: Wayne Sinclair, Secretary
                                               Telephone Number: (847) 940-7550

                                    SUMMARY


    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposals for the special meeting fully and for a more complete description of the legal terms of the merger you should read carefully this entire document and the documents to which we have referred you. A copy of the merger agreement is attached as Appendix A to this proxy statement and reference is made thereto for a complete description of the merger. See "Where You Can Find More Information" on page 41. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.


THE COMPANIES

THE ST. PAUL COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102
(612) 310-7911

    The St. Paul is incorporated as a general business corporation under the laws of the State of Minnesota. The St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. The St. Paul is a management company principally engaged, through its subsidiaries, in providing property-liability and life insurance, and reinsurance products and services worldwide. The St. Paul also has a presence in the asset management industry through its majority ownership of The John Nuveen Company. As a management company, The St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services. At March 1, 1999, The St. Paul and its subsidiaries employed approximately 14,000 persons. As of September 30, 1999, The St. Paul had total assets of $39.2 billion and stockholders' equity of $6.4 billion. In 1998, The St. Paul had total revenues from continuing operations of $7.7 billion and net income of $89.3 million.

MMI COMPANIES, INC.
540 Lake Cook Road
Deerfield, IL 60015
(847) 940-7550

    MMI provides insurance products and related specialized services in two principal markets: the United States healthcare industry and the international insurance and reinsurance markets. Domestically, MMI offers specialized medical malpractice insurance products and consulting services that are designed to assist healthcare providers manage the cost and quality of care. MMI integrates its professional liability insurance with certain of its fee-based risk management services and does not offer such insurance or that set of risk management services on a stand-alone basis. In addition, MMI offers a variety of other consulting and fee-based services to healthcare providers, including strategic and management consulting, employee relations consulting, risk management services, and property and casualty claims management services. Internationally, MMI operates as a specialty casualty and property reinsurer and insurer operating in the London-based reinsurance and insurance market, primarily through its subsidiary, Unionamerica Insurance Company Limited. Unionamerica's core businesses are professional liability reinsurance, including malpractice reinsurance for healthcare providers, as well as lawyers and other professionals, and reinsurance and insurance for a variety of property and casualty risks.

BOWMAN ACQUISITION CORP.
385 Washington Street
St. Paul, Minnesota 55102
(612) 310-7911


    Bowman Acquisition Corp. (the "Merger Sub") is a corporation formed by a subsidiary of The St. Paul to effect the merger. Merger Sub will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.


RECOMMENDATION OF THE BOARD OF DIRECTORS

    The MMI board believes that the merger is advisable, fair to you and in your best interest and recommends that you vote FOR the proposal to approve the merger agreement and the merger.


REASONS FOR MERGER (PAGE 15)


    The MMI board believes that the merger will achieve greater value at this time for MMI stockholders as compared with remaining a public company and that stockholder value may be maximized by selling MMI to a larger, better capitalized company. In reaching its determination, the MMI board considered various factors, such as the present and anticipated environment of MMI's business, the financial condition, results of operations, business and prospects of MMI and the value to be received per share of MMI common stock in the merger.


OPINION OF MMI'S FINANCIAL ADVISOR (PAGE 16)


    In connection with the merger, the MMI board received a written opinion from Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the merger consideration to the holders of MMI common stock. The full text of Salomon Smith Barney's written opinion dated December 20, 1999 is attached to the back of this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE MMI BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER.


THE SPECIAL MEETING (PAGE 12)


TIME, DATE, PLACE AND PURPOSE


    MMI will hold a special meeting of stockholders on March 9, 2000 at 9:00 A.M., local time, at 540 Lake Cook Road, Deerfield, Illinois. At the MMI special meeting, the holders of shares of MMI common stock will vote on:


    - the approval of the merger agreement;

    - the transaction of such other business as may properly come before the MMI special meeting.

RECORD DATE AND VOTING POWER


    You are entitled to vote at the MMI special meeting if you owned shares of MMI common stock as of the close of business on the record date of January 31, 2000. On the record date, there were 19,202,444 shares of MMI common stock outstanding held by approximately 560 record holders.


    You are entitled to one vote for each share of MMI common stock you owned on the record date. The holders of a majority of the shares entitled to vote at the MMI special meeting must be present in person or by proxy in order to constitute a quorum for all matters to come before the special meeting.

VOTE REQUIRED

    The affirmative vote of at least a majority of the outstanding shares of MMI common stock is required to approve and adopt the merger agreement and to consummate the merger.

PROXIES

    MMI will bear its own cost of solicitation of proxies. MMI will reimburse brokerage houses, fiduciaries, nominees and others for their out-of- pocket expenses in forwarding proxy materials to beneficial owners of MMI common stock held in their names. MMI has retained the services of ChaseMellon Consulting Services to assist in the solicitation. Fees for such services are estimated to be approximately $7,500.


THE MERGER (PAGE 25)



WHAT HOLDERS OF MMI COMMON STOCK WILL RECEIVE (PAGE 25)


    Each share of your MMI common stock held immediately prior to the effective time of the merger will be exchanged for the right to receive $10.00 in cash payable to the holders thereof, without interest, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held by MMI or any of MMI's subsidiaries or shares held by The St. Paul, Merger Sub or any other subsidiary of The St. Paul.

    MMI stockholders should not send in their stock certificates until instructed to do so after the merger is completed.


EFFECTIVE TIME OF THE MERGER (PAGE 25)


    The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at such later time as agreed to by MMI and The St. Paul.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 20)



    As of the record date, the directors and executive officers of MMI and their affiliates have the right to vote an aggregate of 403,365 shares of MMI common stock at the special meeting, representing approximately 2.1% of the shares of MMI common stock outstanding on the record date. See "Security Ownership of Principal Stockholders and Management of MMI" on page 39.



    Some directors and executive officers of MMI have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests may relate to or arise from, among other things, potential change in control payments and employment agreements which are discussed in more detail in "The Merger--Interests of Directors and Executive Officers in the Merger" on page 20.


    Each outstanding option to purchase MMI common stock, whether or not exercisable, will be canceled as of the effective time of the merger. Each option holder will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by the number of shares of common stock previously subject to such option, less any required withholding taxes.


CONDITIONS TO THE MERGER AGREEMENT (PAGE 33)


    The completion of the merger depends upon the companies meeting a number of conditions, including, among others, the following:

    - the approval of the merger by the MMI stockholders;

    - the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    - the receipt of all authorizations, consents, orders and approvals of any required governmental or insurance authority, except for any non-insurance or non-HSR related consents which are not material;

    - the absence of legal restraints or prohibitions preventing the consummation of the merger;

    - the receipt of required, material third-party consents or approvals; and

    - the material correctness of the representations and warranties of the parties contained in the merger agreement and the material performance of the obligations of the parties to be performed under the merger agreement.

    Each condition to the merger may be waived by the company entitled to assert the condition.


TERMINATION OF THE MERGER AGREEMENT (PAGE 34)


    The companies may, by mutual written consent, agree to terminate the merger agreement without completing the merger, and either company may terminate the merger agreement if any of the following occurs:

    1.  the merger is not consummated by August 31, 2000;

    2.  the approval of the stockholders of MMI is not obtained; or

    3. any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

    The St. Paul can terminate the merger agreement if any of the following occurs:

    1. MMI enters into a binding agreement for a "superior proposal" (as defined in the merger agreement) or the MMI board withdraws or adversely modifies its approval or recommendation of the merger agreement; or

    2. MMI breaches any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to MMI's representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within 20 days after written notice of such breach is given by The St. Paul.

    MMI can terminate the merger agreement if any of the following occurs:

    1. MMI receives a superior proposal and the MMI board determines in good faith to accept the superior proposal in order to act in a manner consistent with its fiduciary duties to the MMI stockholders; or

    2. The St. Paul breaches any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to The St. Paul's representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within 20 days after written notice of such breach is given by MMI.


TERMINATION FEES (PAGE 35)


    If the merger agreement is terminated by The St. Paul or MMI after a failure to obtain stockholder approval at the special meeting, MMI will pay The
St. Paul reasonable, documented, out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount up to $1 million. The merger agreement requires MMI to pay to The St. Paul a termination fee of up to $7.5 million if the merger agreement is terminated under various circumstances.


FINANCING FOR THE MERGER (PAGE 22)


    The St. Paul intends to fund the merger consideration with cash from operations.


ACCOUNTING TREATMENT (PAGE 22)


    The merger will be treated as a "purchase" in accordance with generally accepted accounting principles.


TAX CONSEQUENCES (PAGE 23)


    In general, you will recognize a capital gain or loss equal to the difference between the cash you receive from the merger and your adjusted tax basis in the shares of common stock surrendered. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.


REGULATORY MATTERS (PAGE 22)


    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires MMI and The St. Paul to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed. The waiting period under the Hart-Scott-Rodino Act has not yet been terminated.


    The completion of the merger is subject to certain approvals of and/or notices to, and the expiration of applicable waiting periods required by, the insurance department of Missouri. The St. Paul has filed an application for approval with the insurance department of Missouri. A hearing on the application for approval of the merger is mandatory in Missouri. In addition, The St. Paul has made notice filings in certain other jurisdictions, including insurance departments in numerous states where The St. Paul's subsidiaries and MMI's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to a merger. Approval of the merger is not required in these states, but the insurance departments could determine to impose conditions on the merger that could prevent its consummation.


    The St. Paul and MMI conduct operations in a number of foreign countries, including the United Kingdom and Ireland, where regulatory filings or approvals may be required in connection with the consummation of the merger. In particular, The St. Paul and MMI are required to receive certain approvals, consents, indications, decisions or confirmations from the UK Office of Fair Trading (or the Commission of the European Communities), the UK Financial Services Authority, the Council of Lloyd's and the Minister for Enterprise Trade and Employment of Ireland.

    We cannot predict whether we will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to the combined company.


APPRAISAL RIGHTS (PAGE 36)



    Any stockholder who does not wish to accept the merger consideration has the right under the Delaware General Corporation Law to receive the "fair value" of his or her shares of common stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights (a) a dissenting stockholder must not vote in favor of adopting and approving the merger agreement and (b) a dissenting stockholder must make a written demand for appraisal before the vote on the merger agreement is taken. Merely voting against the merger agreement will not protect the right of appraisal.
Appendix C to this proxy statement contains the applicable provisions of the Delaware General Corporation Law relating to appraisal rights.

                           FORWARD-LOOKING STATEMENTS

    Certain matters referred to herein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations and adequacy of reserves. MMI claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. MMI assumes no duty to update such forward-looking statements. Readers are cautioned that important factors could affect the future results of MMI and cause those results to differ materially from those expressed in such forward-looking statements. These factors include successful execution of MMI's operating plans, the level of continued demand for its products and services, actions of competitors with respect to products and pricing, future reserve development, levels of future expenses, evolution of the healthcare industry, MMI's principal market, general equity market conditions, and regulatory and legal uncertainties.

             MARKET PRICE OF MMI COMMON STOCK AND DIVIDEND HISTORY

    MMI common stock is traded on the New York Stock Exchange under the symbol "MMI." The following tables set forth the high and low daily closing prices of the MMI common stock as reported on the New York Stock Exchange for the fiscal quarters indicated. MMI's fiscal year end is December 31.


                                                         HIGH         LOW
                                                       ---------   ---------
1998
-----------------------------------------------------
First Quarter........................................     $26         $23 7/16
Second Quarter.......................................      24 3/4      20 3/4
Third Quarter........................................      23 1/4      15 1/2
Fourth Quarter.......................................      19 1/16     13 7/8

1999
-----------------------------------------------------
First Quarter........................................      17 11/16     14 1/2
Second Quarter.......................................      17 1/4      14 7/16
Third Quarter........................................      16 5/16     10 3/8
Fourth Quarter.......................................      10 7/8       3 7/16

2000
-----------------------------------------------------
First Quarter (through February 2)...................       8 15/16      8 5/8


    In 1999, MMI declared quarterly dividends of $0.09 per share, compared to quarterly dividends of $0.08 per share in 1998.


    Set forth below are the high, low and closing sale prices of MMI common stock on December 17, 1999 and February 2, 2000. December 17, 1999 was the last full trading day prior to the public announcement of the merger, and February 2, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this document.



                                                    MMI COMMON STOCK
                                            ---------------------------------
                                              HIGH         LOW        CLOSE
                                            ---------   ---------   ---------
December 17, 1999.........................     $4          $3 13/16    $3 15/16
February 2, 2000..........................      8 7/8       8 13/16     8 7/8


    We urge you to obtain current market quotations of MMI common stock.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF MMI

    The following selected financial data are derived from MMI's consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference into this document.

                                         9 MONTHS ENDED
                                          SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------------
                                        1999         1998         1998         1997         1996         1995         1994
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
PREMIUMS AND INCOME DATA (1):

Gross premiums written.............  $  392,822   $  362,932   $  439,021   $  372,173   $  357,718   $  366,802   $  323,071
Net premiums earned (2)............     273,180      255,104      346,735      287,497      281,391      272,903      267,976
Consulting and fee income..........      46,074       33,649       44,485       44,862       32,314       21,544       18,587
Net investment income..............      54,014       57,110       76,556       75,490       73,681       62,936       51,150
Net realized gains (losses) on
  investments......................        (623)       1,990        2,678        2,182         (890)       1,692      (35,261)
Total revenues (2).................     372,645      347,853      470,454      410,031      386,496      359,075      302,452
Income (loss) from continuing
  operations (3)...................     (58,105)       6,260       14,060       36,897       46,490       35,294        6,983
Per share (5)......................       (3.04)        0.33         0.73         1.90         2.57         2.62         0.55
Operating income (loss) (4)(6).....     (57,700)       4,967       12,320       35,487       47,086       34,187       30,550
Per share (5)......................       (3.02)        0.26         0.64         1.83         2.60         2.54         2.42
Cash dividends per common share....        0.27         0.24         0.32         0.22         0.17         0.15         0.11
Weighted average number of common
  and common equivalent shares
  (5)..............................      19,089       19,409       19,385       19,396       18,087       13,446       12,634

BALANCE SHEET DATA (AT END OF
  PERIOD) (1):

Investments........................  $1,160,513   $1,284,273   $1,259,422   $1,230,800   $1,212,556   $1,166,825   $  849,049
Total assets.......................   1,987,717    2,008,318    1,959,409    1,884,067    1,804,421    1,741,758    1,401,315
Loss and loss adjustment expense
  reserves.........................   1,220,156    1,182,628    1,176,073    1,125,146    1,149,918    1,199,870    1,002,839
Long-term notes payable............      --           --           --           --           93,000       89,000       97,000
Mandatorily redeemable preferred
  capital securities...............     118,975      118,778      118,817      118,724       --           --           16,899
Unrealized gains (losses) on
  investments......................      (3,076)      34,568       29,147       24,332       13,456       22,709       (9,470)
Stockholders' equity...............     314,818      411,516      412,928      399,002      355,166      272,266      136,952
Book value per share...............       16.42        21.67        21.67        21.16        19.01        16.39        11.04

GAAP RATIOS (7)(8):

Loss ratio.........................       112.5%        87.5%        84.1%        72.8%        74.2%        75.6%        74.8%
Expense ratio......................        33.1%        30.6%        31.7%        38.3%        31.0%        29.4%        26.7%
Combined ratio.....................       145.6%       118.1%       115.8%       111.1%       105.2%       105.0%       101.5%

------------------------------

(1) MMI acquired Unionamerica Holdings plc in December 1997 in a transaction accounted for as a pooling of interests. As such, the consolidated financial statements include Unionamerica's balance sheet and results of operations for all periods presented.

(2) MMI reclassified certain premiums related to Unionamerica in 1997. There was no effect on pre-tax income. See Note 14 to the Consolidated Financial Statements.

(3) Income from continuing operations excludes a loss from discontinued operations, net of tax, of $3,643,000 for the nine months ended
    September 30, 1999, $2,084,000 for the nine months ended September 30, 1998, $2,696,000 in 1998, $1,830,000 in 1997, $6,370,000 in 1996, $1,163,000 in
    1995 and $185,000 in 1994 related to former affiliates. See Note 15 to the Consolidated Financial Statements.

(4) Operating income represents income from continuing operations before extraordinary losses of $707,000 in 1997 and $4,737,000 in 1995 and after-tax realized investments gains (losses) of $(405,000) for the nine months ended

    September 30, 1999, $1,293,000 for the nine months ended September 30, 1998, $1,740,000 in 1998, $1,410,000 in 1997, $(596,000) in 1996, $1,106,000 in
    1995 and $(23,567,000) in 1994.

(5) MMI adopted a new standard on earnings per share in 1997. All earnings per share amounts have been restated to conform to the new requirements. Per share and weighted average shares are presented on a diluted basis.

(6) In 1997, operating income includes a charge, net of tax, of $8,937,000 or $.46 per share related to the acquisition of Unionamerica.

(7) GAAP ratios have been derived from the results of MMI's domestic and international insurance segments. The 1997 expense ratio includes 3.4 percentage points related to expenses incurred in connection with the Unionamerica acquisition.

(8) The expense ratio for 1997 and prior periods has been restated to exclude interest expense, consistent with the 1998 calculation.

                            THE MMI SPECIAL MEETING

TIME, PLACE AND DATE


    This document is being furnished to MMI stockholders as part of the solicitation of proxies by the MMI board for use at a special meeting of stockholders of MMI to be held on March 9, 2000, at 9:00 a.m., local time, at 540 Lake Cook Road, Deerfield, Illinois, and at any adjournment or postponement thereof. This document and the enclosed form of proxy are first being mailed to stockholders of MMI on or about February 8, 2000.


PURPOSE OF THE SPECIAL MEETING

    At the MMI special meeting, the holders of shares of MMI common stock will vote on:

    - the approval of the merger agreement;

    - the transaction of such other business as may properly come before the MMI special meeting. Only such business that is brought before the special meeting by or at the direction of the board of directors will be conducted at the special meeting.

    The MMI board, after careful consideration, has approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement.

RECORD DATE, OUTSTANDING SHARES AND VOTING


    Holders of record of MMI common stock at the close of business on the record date of January 31, 2000 are entitled to notice of and to vote at the MMI special meeting. On the record date, there were 19,202,444 shares of MMI common stock outstanding held by approximately 560 record holders. Each share of MMI common stock as of the record date entitles its owner to one vote.


QUORUM

    The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of stock entitled to vote at the MMI special meeting is necessary to constitute a quorum at the MMI special meeting.

VOTE REQUIRED

    The holders of a majority of the voting power represented by the shares of MMI common stock outstanding on the record date must vote affirmatively to approve and adopt the merger agreement.

    Shares of MMI common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the MMI special meeting. Shares which abstain from voting will be treated as shares that are present and entitled to vote at the MMI special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement. Broker non-votes, which are shares held by brokers or nominees for which no instructions are given by the beneficial owners of such shares, will have the same effect as shares voted against approval of the merger agreement.

    As of the record date, directors and executive officers of MMI and their affiliates may be deemed to be beneficial owners of approximately 2.1% of the outstanding shares of MMI common stock.

VOTING OF PROXIES

    All shares of MMI common stock which are entitled to vote and are represented at the MMI special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the MMI special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, other than broker non-votes, will be voted for approval and adoption of the merger agreement.

    The MMI board does not know of any matters other than those described in the notice of the MMI special meeting that are to come before the MMI special meeting. If any other matters are properly presented at the MMI special meeting for consideration, including consideration of a motion to adjourn or postpone such meeting to another time and/or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting under such proxy generally will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXIES

    Any proxy given in accordance with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

    - giving the Secretary of MMI, at or before the taking of the vote at the MMI special meeting, a written notice of revocation bearing a later date than the proxy;

    - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of MMI before the taking of the vote at the MMI special meeting; or

    - attending the MMI special meeting and voting in person, although attendance at the MMI special meeting will not in and of itself constitute a revocation of a proxy.

    Any written notice of revocation or subsequent proxy should be sent to MMI Companies, 540 Lake Cook Road, Deerfield, IL 60015, Attention: Wayne Sinclair, Secretary, or hand delivered to the Secretary of MMI at or before the taking of the vote at the MMI special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the MMI special meeting.

SOLICITATION OF PROXIES

    MMI will bear its own cost of solicitation of proxies. MMI will reimburse brokerage houses, fiduciaries, nominees and others for their out-of- pocket expenses in forwarding proxy materials to beneficial owners of MMI common stock held in their names. MMI has retained the services of ChaseMellon Consulting Services to assist in the solicitation. Fees for such services are estimated to be approximately $7,500.

                                   THE MERGER

BACKGROUND OF THE MERGER

    MMI, through its subsidiaries, provides insurance products and related specialized services in two principal markets: the United States healthcare industry and the international insurance and reinsurance markets. MMI has experienced intense competitive conditions in its target markets in recent years, which have contributed to a decline in earnings. MMI reported income from continuing operations before extraordinary loss of $14.1 million in 1998, compared to $36.9 million in 1997 and $46.5 million in 1996. Furthermore, the medical malpractice and reinsurance segments of the insurance industry have experienced consolidation in recent years, in part as a result of customer demand for larger, more well-capitalized carriers with broad product and distribution capabilities, as well as industry competitive efforts to achieve productivity improvement and expense reduction.

    In June 1999, MMI met with representatives of Salomon Smith Barney, Inc., to assist in exploring potential strategic alternatives to maximize shareholder value, including strategic business combinations and the sale or merger of MMI.

    During July and August, 1999, twenty-six potential strategic and financial partners were contacted to ascertain their interest in pursuing an acquisition of, a merger with or some other strategic partnering with MMI. Of these organizations, seven parties signed confidentiality agreements and were provided with selected information. From August through September 1999, MMI's management team met with these parties, including The St. Paul, and presented additional information regarding MMI and its future prospects. MMI provided additional information during September and October, 1999 to three parties that expressed continuing interest following the initial meeting.

    On October 29, 1999, The St. Paul and one other party submitted a preliminary expression of interest.

    On October 31, 1999, the MMI board met to discuss the preliminary indications of interest received. Both parties were invited to conduct additional due diligence. Members of the MMI management team met with the parties during November and provided additional due diligence material.

    On November 1, 1999, MMI issued a press release and current report on Form 8-K that summarized expected third quarter reserve increases and restructuring charges. On November 12, 1999, MMI filed a quarterly report on Form 10-Q for the third quarter of 1999.

    On December 10, 1999, The St. Paul and the other party submitted proposals outlining terms of a potential acquisition of MMI. The MMI board considered the proposal from the other party to be insufficient based on its price, terms and conditions and completeness. Accordingly, the MMI board instructed its advisors to continue to negotiate with The St. Paul. Subsequent negotiations with The St. Paul resulted in a revised offer of $10.00 for each share of MMI common stock.

    On December 14, 1999, The St. Paul board met and The St. Paul directors were apprised of the resolution of the outstanding material issues pertaining to the merger agreement. The St. Paul board voted unanimously to approve the merger agreement and authorized the execution of the merger agreement, subject to negotiation of remaining issues within the ranges authorized by The St. Paul board.

    On December 16, 1999, the MMI board met to consider the revised offer from The St. Paul and authorized finalization of a definitive agreement with The St. Paul.

    On December 19, 1999, the MMI board again met to consider the proposed merger with The St. Paul. Management presentations included a discussion of industry competitive conditions, expected financial performance for 2000 and the proposed transaction. At the meeting, the MMI board reviewed and discussed with Dewey Ballantine LLP, MMI's special counsel for the transaction, and Wildman Harrold Allen & Dixon, MMI's outside legal counsel, and Salomon Smith Barney, the material terms and provisions of the merger agreement. Also at this meeting, Salomon Smith Barney delivered to the MMI board its oral opinion (which opinion was confirmed by delivery of a written opinion dated December 20, 1999, the date of execution of the merger agreement) to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of MMI common stock. After a review of relevant legal considerations and other discussions among the MMI board, the MMI directors voted to approve the merger agreement and authorized the execution of the merger agreement and recommended that MMI stockholders approve and adopt the merger agreement.

    The MMI directors also took action at the December 19 meeting to amend the Amended and Restated Rights Agreement, dated as of September 24, 1998, by and between MMI and ChaseMellon Shareholder Services L.L.C., as rights agent (the "Rights Agreement"). Each share of MMI common stock includes the associated Right (as defined in the Rights Agreement) to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $20 per share, of MMI, or in certain circumstances, common stock or to receive other securities pursuant to the Rights Agreement. The amendment to the Rights Agreement had the effect of excepting The St. Paul from the definition of an Acquiring Person and thereby avoid the triggering of the provisions of the Rights Agreement upon the consummation of the merger.

    On December 20, 1999, the merger agreement was executed and publicly announced.

MMI'S REASONS FOR THE MERGER

    In reaching its determination to approve the merger, and to recommend that MMI stockholders vote to approve the merger agreement and the merger, the MMI board considered the following material factors:

    - The MMI board considered the information and presentations by MMI management and its legal and financial advisors concerning the terms of the merger and the business, technology, products, operations, financial condition, and industry position of MMI, on both a historical and prospective basis;

    - The value to be received per share of MMI common stock in the merger represented a 140% premium over the average closing sale price of MMI common stock for the prior 30 day period, and a 154% premium over the closing sale price of MMI common stock on December 15, 1999;

    - The present and anticipated environment of MMI's business, including the potential for further consolidation within the medical malpractice and reinsurance industries and the need for substantial capital in order for MMI to compete effectively, and the belief that stockholder value may be maximized by selling MMI to a larger, better capitalized company;

    - The financial condition, results of operations, business and prospects of MMI, including a prolonged soft insurance market with limited potential for price increases;

    - The results of the process undertaken by MMI to solicit indications of interest in MMI; and

    - The financial presentation of Salomon Smith Barney, including its opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of MMI common stock, as described below under the caption "Opinion of MMI's Financial Advisor".

    The MMI board also took into account the fact that as a result of the merger, that MMI stockholders would no longer participate in any future growth and prospects of MMI. However, the MMI board believed that a sale of MMI under the terms of the merger would achieve greater value at this time for the MMI stockholders as compared with remaining a public company. The MMI board concluded that the potential benefits of the merger outweighed the potential risks.

    The MMI board did not quantify or otherwise assign relative weights to these factors or determine that any factor was of particular importance. Rather, the MMI board made its recommendation based on the totality of the information presented to and considered by it.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MMI

    The MMI board has determined that the merger agreement and the merger are advisable, fair to and in the best interests of MMI and its stockholders. Accordingly, the MMI board has approved and adopted the merger agreement and the merger and recommends that MMI stockholders vote in favor of approval of the merger agreement and the merger at the MMI special meeting.

OPINION OF MMI'S FINANCIAL ADVISOR

    MMI retained Salomon Smith Barney to act as its financial advisor in connection with the proposed merger. In connection with its engagement, MMI requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of MMI common stock. On December 19, 1999, at a meeting of the MMI board held to evaluate the proposed merger, Salomon Smith Barney delivered to the MMI board an oral opinion (which opinion was confirmed by delivery of a written opinion dated December 20, 1999, the date of execution of the merger agreement) to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of MMI common stock.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement;

    - held discussions with senior officers, directors and other representatives and advisors of MMI and with senior officers and other representatives and advisors of The St. Paul concerning the business, operations and prospects of MMI;

    - examined publicly available business and financial information relating to MMI;

    - examined financial forecasts and other information and data for MMI which were provided to or otherwise discussed with Salomon Smith Barney by the management of MMI, including actuarial reserve analyses and valuations prepared by the independent and internal actuaries of MMI;

    - reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of MMI common stock, the historical and projected earnings and other operating data of MMI, and the capitalization and financial condition of MMI;

    - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of MMI; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the management of MMI advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MMI as to the future financial performance of MMI.

    Salomon Smith Barney also was advised that the actuarial reserve analyses and valuations relating to MMI prepared by its independent and internal actuaries were reasonably prepared on bases reflecting the best currently available estimates and judgments of the actuaries as to MMI's reserves. Salomon Smith Barney is not an actuarial firm and its services did not include any actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions, nor did Salomon Smith Barney express any views as to matters relating to MMI's reserves, including, without limitation, the adequacy of MMI's reserves. Salomon Smith Barney did not make and, except for the actuarial reserve analyses and valuations prepared by MMI's independent and internal actuaries, was not provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of MMI, and did not make any physical inspection of the properties or assets of MMI. Salomon Smith Barney assumed, with MMI's consent, that in the course of obtaining the necessary regulatory approvals for the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on the contemplated benefits of the merger to MMI.

    In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of MMI. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for MMI or the effect of any other transaction in which MMI might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between MMI and The St. Paul. No other instructions or limitations were imposed by MMI on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

    THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED DECEMBER 20, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE MMI BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of MMI. No company, transaction or business used in those analyses as a comparison is identical to MMI or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the MMI board in its evaluation of the merger and should not be viewed as determinative of the views of the MMI board or management with respect to the merger consideration or the proposed merger.

    The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated December 20, 1999:

SELECTED COMPANIES ANALYSIS.

    Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following five selected publicly traded medical malpractice insurance companies:

    - Medical Assurance, Inc.

    - SCPIE Holdings Inc.

    - The MIIX Group, Incorporated

    - Professionals Group, Inc.

    - FPIC Insurance Group, Inc.

    All multiples were based on closing stock prices December 17, 1999. Estimated financial data for the selected companies were based on research analysts' estimates, and estimated financial data for MMI were based on internal estimates of MMI's management. Salomon Smith Barney compared the relationship between the price to book value and calendar year 2000 estimated return on average equity for MMI and the selected companies, which indicated an implied equity value for MMI of approximately $10.08 per share. Salomon Smith Barney also compared market values of MMI and the selected companies as a multiple of, among other things, calendar year 2000 estimated earnings computed in accordance with generally accepted accounting principles, commonly known as GAAP, and latest GAAP book value as of September 30, 1999. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies of calendar year 2000 estimated GAAP earnings and latest GAAP book value as of September 30, 1999 to corresponding financial data of MMI in order to derive an implied equity reference range for MMI. Salomon Smith Barney also applied a 15% to 30% premium to the implied equity reference range derived for MMI, taking into consideration the premiums paid in selected transactions in the specialty insurance industry. This analysis resulted in an implied equity reference range for MMI of approximately $8.28 to $9.86 per share before applying a 15% to 30% premium and approximately $9.48 to $12.83 after applying a 15% to 30% premium, as compared to the merger consideration of $10.00 per share.

PRECEDENT TRANSACTIONS ANALYSIS.

    Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following nine selected transactions in the medical malpractice insurance and specialty insurance industries:

  MEDICAL MALPRACTICE INSURANCE COMPANIES

                  ACQUIROR                                        TARGET
                  --------                                        ------
    - Employers Reinsurance Corporation            - The Medical Protective Company
    - Professionals Group, Inc.                    - Physicians Protective Trust Fund
    - Frontier Insurance Group, Inc.               - Western Indemnity Insurance Company
    - Physicians Insurance Company of Ohio         - Citation Insurance Group

  SPECIALTY INSURANCE COMPANIES

                  ACQUIROR                                        TARGET
                  --------                                        ------
    - Markel Corporation                           - Terra Nova (Bermuda) Holdings Ltd.
    - Trenwick Group Inc.                          - Chartwell Re Corporation
    - Toa Fire & Marine Re Co.                     - Mercantile and General Re of America
    - MMI Companies, Inc.                          - Unionamerica Holdings plc.
    - Fairfax Financial Holdings Ltd.              - Sphere Drake Holdings Ltd.

    Salomon Smith Barney compared purchase prices in the selected transactions as a multiple of, among other things, estimated one-year forward GAAP earnings and latest GAAP book value. All multiples were based on publicly available financial information for the selected transactions. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions of estimated one-year forward GAAP earnings and latest GAAP book value to MMI's calendar year 2000 estimated GAAP earnings and latest GAAP book value as of September 30, 1999 in order to derive an implied equity reference range for MMI. This analysis resulted in an implied equity reference range for MMI of approximately $10.34 to $16.32 per share, as compared to the merger consideration of $10.00 per share.

DISCOUNTED CASH FLOW ANALYSIS.

    Salomon Smith Barney performed a discounted cash flow analysis of MMI's projected free cash flows during calendar years 2000 through 2004 based on internal estimates of MMI's management. Salomon Smith Barney derived an implied equity reference range for MMI by applying a range of selected terminal value multiples of 8.0x to 10.0x to MMI's calendar year 2004 estimated GAAP earnings. The cash flows and terminal values of MMI were then discounted to present value using selected weighted average costs of capital ranging from 9.0% to 12.0% to derive an implied equity reference range for MMI. This analysis resulted in an implied equity reference range for MMI of approximately $6.53 to $11.15 per share, as compared to the merger consideration of $10.00 per share.

OTHER FACTORS.

    In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

    - historical and projected financial data for MMI, including MMI's financial performance and financial position as well as financing options available to MMI;

    - historical trading prices for MMI common stock and a comparison of MMI's actual and estimated earnings results for the period September 1996 to December 1999;

    - the relationship between movements in MMI's relative stock price, movements in the relative stock prices of the S&P 500 index and movements in the relative stock prices of selected medical malpractice insurance companies for the period December 11, 1998 to December 17, 1999; and

    - a business and financial profile of The St. Paul.

MISCELLANEOUS.

    Under the terms of its engagement, MMI has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee of $3.0 million. MMI also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of MMI and The St. Paul for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates have in the past provided investment banking services to MMI and The St. Paul unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with MMI, The St. Paul and their respective affiliates.

    Salomon Smith Barney is an internationally recognized investment banking firm and was selected by MMI based on its experience, expertise and familiarity with MMI and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    In considering the recommendation of the MMI board, MMI stockholders should be aware that certain of the directors and executive officers of MMI may have interests in the merger that are different from, or in addition to, the interests of MMI stockholders generally, and that may create potential conflicts of interest. MMI directors, officers and employees have rights with respect to severance provisions under existing employment contracts, indemnification provisions and liability insurance in connection with the merger. The MMI board was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

SHARE OWNERSHIP


    As of the record date, directors and executive officers of MMI and their affiliates may be deemed to be beneficial owners of approximately 3.5% of the outstanding shares of MMI common stock. See "Security Ownership of Certain Beneficial Owners and Management of MMI."


EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    MMI is a party to an employment agreement with B. Frederick Becker, MMI's Chairman and Chief Executive Officer, which contains a change of control provision entitling Mr. Becker to two times base salary and two times maximum bonus upon a change of control plus the occurrence of one other triggering event, including an involuntary termination of Mr. Becker's employment or a voluntary termination of Mr. Becker's employment within sixty days following a reduction in his responsibilities or title, any reduction of salary, bonus opportunity or benefits, or a relocation of MMI's principal place of business in excess of 75 miles from its existing location.

    MMI is a party to change of control severance agreements with the following persons who are executive officers of MMI: Paul M. Orzech, Wayne A. Sinclair and Anna M. Hajek. Under these agreements, all of which are substantially identical, in the event there is a change of control in MMI, plus the occurrence of at least one other triggering event, such executives are entitled to compensation equal to either one times or 1.5 times base salary.

    In addition, the executive officers of MMI are eligible for benefits that are available to all MMI employees under MMI's severance policy in the event of involuntary termination of their employment.

OPTION GRANTS


    On November 5, 1999, MMI granted to its employees options to purchase an aggregate of 611,000 shares of common stock, at an exercise price of $5.06 per share, of which an aggregate of 265,000 option shares were issued to executive officers of MMI. All of these options vest immediately upon a change of control and pursuant to the merger agreement will be cancelled prior to the effective time of the merger. The holders thereof will receive cash for each option equal to the excess, if any, of the merger consideration over the exercise price per share of such option, less applicable withholding taxes. See "Security Ownership of Principal Stockholders and Management of MMI" on page 39.


INDEMNIFICATION AND INSURANCE

    Under the terms of the merger agreement, from and after the merger, The St. Paul is obligated to indemnify and hold harmless each present and former director and officer of MMI. These individuals will be indemnified against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that MMI would have been permitted under Delaware law and its charter or by-laws in effect on the date of the merger agreement to indemnify such person. In addition, The St. Paul is obliged to advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

FINANCING FOR THE MERGER

    The St. Paul intends to fund the merger consideration with cash from operations.

EXPECTED ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for using the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States. Under this method of accounting, the aggregate consideration paid by The St. Paul in connection with the merger will be allocated to MMI's assets and liabilities based on their fair values, with any excess or deficit being treated as goodwill. Goodwill from such an acquisition is generally amortized in equal annual installments over a period of time. The assets and liabilities and results of operations of MMI will be consolidated into the assets and liabilities and results of operations of The St. Paul from the date of the merger.

REGULATORY APPROVALS

    Completion of the merger is subject to the approvals of certain regulatory agencies and certain filings with regulatory agencies.

HART-SCOTT-RODINO FILINGS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act), and the rules promulgated thereunder, certain transactions, including the merger, may not be consummated until Notification and Report Forms pursuant to the HSR Act have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. On January 20, 2000, each of The St. Paul and MMI filed a Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act has not yet been terminated. At any time before or after the effective time of the merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require either The St. Paul or MMI to divest substantial assets. Neither MMI nor The St. Paul believe the merger will violate the antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

STATE REGULATORY APPROVALS

    The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of control of an insurance company doing business in such jurisdiction through the acquisition of or merger with the holding company of such insurance company, the surviving company obtain the prior approval of, or file notification with and meet waiting period requirements imposed by, such jurisdictions.

    The completion of the merger is subject to certain approvals of and/or notices, to and the expiration of applicable waiting periods required by, the insurance department of Missouri. The St. Paul has filed applications for approval with the insurance department of Missouri. A hearing on an application for approval of the merger is mandatory in Missouri. In addition, The St. Paul has made notice filings in certain other jurisdictions, including insurance departments in numerous states where The St. Paul's subsidiaries and MMI's subsidiaries together have sufficiently large market shares in particular insurance lines to require a notification prior to a merger. Approval of the merger is not required in these states, but the insurance departments could determine to take action to impose conditions on the merger that could prevent its consummation.

FOREIGN APPROVALS

    The St. Paul and MMI conduct operations in a number of foreign countries, including the United Kingdom and Ireland, where regulatory filings or approvals may be required in connection with the consummation of the merger. In particular, The St. Paul and MMI are required to receive certain approvals, consents, indications, decisions or confirmations from the UK Office of Fair Trading (or the Commission of the European Communities), the UK Financial Services Authority, the Council of Lloyd's and the Minister for Enterprise Trade and Employment of Ireland.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Upon consummation of the merger each outstanding share of MMI common stock (except for those shares with respect to which statutory appraisal rights are properly exercised, those shares which are held by MMI or by any of MMI's subsidiaries and those shares held by The St. Paul, Merger Sub or any other subsidiary of The St. Paul) will be converted into the right to receive $10.00 in cash, without interest. The following discussion is a summary of the principal federal income tax consequences of the merger to the stockholders of MMI whose shares of common stock are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as consideration. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative changes, judicial administrative changes or interpretations could alter or modify the statements and conditions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of MMI.

    THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE IMPORTANT TO A STOCKHOLDER BASED ON SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS. FOREIGN STOCKHOLDERS SHOULD CONSULT WITH LOCAL ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER.

    The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger agreement and the stockholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate stockholders (including individuals, estates and trusts) will, as a general matter, depend upon each stockholder's holding period for the shares of common stock at the effective time of the merger. If a non-corporate stockholder's holding period for the shares of common stock is more than one year, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such stockholder for such year. If the stockholder's holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

    For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

    Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

DELISTING AND DEREGISTRATION OF MMI COMMON STOCK


    MMI common stock currently is traded on The New York Stock Exchange under the symbol "MMI." Upon consummation of the merger, MMI common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended. Following the merger, MMI stockholders will be instructed to exchange their outstanding stock certificates for the merger consideration. See "The Merger Agreement--Procedures for Exchange of Stock Certificates" on page 25.


AMENDMENT OF THE RIGHTS AGREEMENT

    On December 19, 1999, the MMI board amended the Rights Agreement to except The St. Paul from the definition of an Acquiring Person thereunder, thereby avoiding the triggering of the provisions of the Rights Agreement upon the consummation of the merger.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document and is incorporated in this document by reference. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all stockholders of MMI to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

    The merger agreement provides that Bowman Acquisition Corp. will be merged with and into MMI. At the time of the merger, the separate corporate existence of Bowman Acquisition Corp. will cease and MMI will continue as the surviving corporation. The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as agreed to by MMI and The St. Paul and established under the certificate of merger.

TREATMENT OF MMI COMMON STOCK

    At the time of the merger, each issued and outstanding share of MMI common stock including the associated Right will be converted into the right to receive $10.00 in cash, other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held by MMI or any of MMI's subsidiaries or shares held by The St. Paul, Merger Sub or any other subsidiary of The St. Paul, in each case not held on behalf of third parties.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

    As of the time of the merger, The St. Paul will cause one of its subsidiaries to deposit with a paying agent, for the benefit of holders of MMI common stock, cash sufficient to pay the aggregate merger consideration in exchange for shares of MMI common stock outstanding immediately prior to the effective time of the merger upon due surrender of the certificates representing MMI common stock. Promptly after the effective time of the merger, the paying agent will mail to each record holder of MMI common stock, a letter of transmittal and instructions for use in effecting the surrender of the certificates for payment. Holders of certificates who surrender their certificates to the paying agent together with a duly executed letter of transmittal will be entitled to receive $10.00 in cash per share payable to the holders thereof, without interest. The surrendered MMI certificates will be canceled.

    After the effective time of the merger, there will be no further transfers of shares of MMI common stock that were outstanding immediately prior to the effective time of the merger, on the stock transfer books of MMI.

    Any portion of the cash deposited with the paying agent that remains unclaimed by MMI stockholders for 180 days after the effective time of the merger will be returned to The St. Paul. After such 180 day period, any MMI stockholder must look only to The St. Paul for payment of the consideration under the merger agreement.

    The St. Paul is entitled to deduct and withhold from the consideration otherwise payable to any holder of MMI common stock the amounts it is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the holder of the shares of MMI common stock.

    If any MMI certificate is lost, stolen or destroyed, the MMI stockholder must provide an appropriate affidavit of that fact. The St. Paul may require the owner of such lost, stolen or destroyed MMI certificate to post a bond in a customary amount as indemnity against any claim that may be made against The St. Paul with respect to the MMI certificate alleged to have been lost, stolen or destroyed.

    HOLDERS OF MMI COMMON STOCK SHOULD NOT SEND IN THEIR MMI CERTIFICATES TO THE PAYING AGENT UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE PAYING AGENT.

APPRAISAL RIGHTS

    Notwithstanding any provision of the merger agreement to the contrary, any shares of common stock held by a holder who does not vote to approve the merger and complies with all the provisions of the Delaware General Corporation Law concerning the right to dissent from the merger and require payment of fair value shall not be converted into the right to receive the merger consideration pursuant to the merger agreement, but the holder shall only be entitled to the right to receive such consideration as may be determined to be due to such holder pursuant to the Delaware General Corporation Law. If a holder of shares of common stock who demands appraisal of such shares under the Delaware General Corporation Law withdraws his or her demand or fails to perfect or otherwise loses his or her right of appraisal, his or her shares will be deemed to be converted as of the effective time of the merger into the right to receive the merger consideration. The merger agreement requires that MMI give The St. Paul
(a) prompt notice of any demands for appraisal of any shares of common stock received by MMI and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The merger agreement further provides that MMI shall not, without the prior written consent of The St. Paul, make any payment with respect to any demands for appraisal of common stock or offer to settle or otherwise negotiate any such demands.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties made by MMI, relating to, among other things:

    - its and its subsidiaries' organization, good standing and qualification;

    - its capitalization;

    - its corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the merger;

    - governmental or regulatory consents and approvals required for the consummation of the merger;

    - its reports and financial statements and the statements of its insurance subsidiaries filed with insurance regulatory authorities;

    - absence of certain changes since December 31, 1998 and absence of undisclosed liabilities;

    - litigation;

    - employee benefit plans and labor matters;

    - compliance with laws and permits;

    - inapplicability of any takeover statute to the merger or the transactions contemplated by the merger agreement;

    - environmental matters;

    - taxes;

    - intellectual property and Year 2000 compliance matters;

    - material contracts;

    - that it has amended the Amended and Restated Rights Agreement to provide that The St. Paul will not be deemed an "Acquiring Person" (as defined in the Rights Agreement), the "Distribution Date" (as defined in the Rights Agreement) will not be deemed to occur, and the rights issuable pursuant to the Rights Agreement will not separate from the MMI common stock as a result of the merger;

    - title to assets and absence of liens;

    - insurance matters and insurance reserves;

    - brokers and finders fees;

    - absence of separate accounts maintained by its insurance subsidiaries;

    - certain investment advisory related matters; and

    - its joint ventures.

    In addition, the merger agreement contains representations and warranties made by The St. Paul and Bowman Acquisition Corp. relating to, among other things:

    - capitalization of Bowman Acquisition Corp.;

    - their organization, good standing and qualification;

    - their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the merger;

    - governmental or regulatory consents and approvals required for the consummation of the merger;

    - financing;

    - brokers and finders; and

    - share ownership in MMI.

COVENANTS PENDING THE MERGER

    OPERATIONAL COVENANTS. The merger agreement provides for covenants pending the merger. MMI has agreed that until the merger, MMI and its subsidiaries will, and MMI and its subsidiaries will use their commercially reasonable efforts to cause their joint ventures to:

    - conduct business in the ordinary and usual course; and

    - use reasonable best efforts to preserve intact their business organization and maintain their existing business relations and goodwill.

    The merger agreement also restricts the ability of MMI and its subsidiaries to:

    - issue, sell, pledge, dispose of or encumber any capital stock owned by them in any of their subsidiaries;

    - amend its organizational documents; amend its charter or by-laws or amend, modify or terminate the Rights Agreement, except as contemplated by the merger agreement;

    - split, combine or reclassify its outstanding shares of capital stock;

    - authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned subsidiaries and other than regular quarterly cash dividends paid by MMI not in excess of $.09 per share;

    - repurchase, redeem or otherwise acquire, except in connection with MMI's 1999 Stock Option Plan, 1993 Employee Stock Plan, 1993 Non-Employee Director Formula Stock Option Plan, 1997 Long Term Incentive Plan or Savings Related Shares Option Scheme, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

    - issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares issuable pursuant to options outstanding on the date of the merger agreement under any of MMI's stock plans);

    - other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability;

    - make or authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $1 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stocks of any other person or entity, including by way of assumption of, or investment in, assets or stock of any other person or entity, including by way of assumption reinsurance, in excess of $100,000 individually or $1 million in the aggregate (other than in connection with ordinary course investment and reinsurance activities);

    - enter into, amend or terminate any material contract;

    - permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

    - terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any employee benefit or incentive plan or employment or other agreement or hire or terminate the employment of key employees, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business;

    - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than (1) payment, discharge or satisfaction of such claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business, (2) amounts not in excess of $1,000,000 in the aggregate, or (3) regular semi-annual payments paid by MMI Capital Trust I on its 7 5/8% Series B Capital Trust Securities, pursuant to the Indenture dated December 23, 1997, between The Chase Manhattan Bank and MMI, pursuant to which such trust securities were issued;

    - make, change or revoke any tax election, settle or compromise any material tax liability arising in any audit, change its method of accounting if such change would have a material impact on taxes, enter into any closing or other agreement with respect to a material amount of taxes, file a request for refund of a material amount of taxes, or file an amended tax return if such tax return is materially different from the original return to which it relates, except, in each case, in the ordinary course of business and consistent with MMI's past practice in respect of tax at issue in the jurisdiction in question, or with the consent of The
      St. Paul;

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
    - enter into any agreement containing any provision or covenant limiting in any material respect the ability of MMI or any of its subsidiaries or affiliates to (i) sell any products or services of or to any other person,
      (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to MMI or any of its subsidiaries or affiliates;

    - enter into any new quota share or other reinsurance transaction (1) which does not contain standard cancellation and termination provisions,
      (2) which, except in the ordinary course of business, materially increases or reduces MMI's insurance subsidiaries' consolidated ratio of net written premiums to gross written premiums or (3) pursuant to which $1,000,000 or more in gross written premiums are ceded by MMI's insurance company subsidiaries to any person other than MMI or any of its subsidiaries;

    - take any action or not take any action that that would cause any of its representations and warranties to become untrue in any material respect; and

    - alter or amend in any material respect its existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or statutory accounting practices (SAP).

    ACQUISITION PROPOSALS. The merger agreement provides that MMI will not, and will not permit or cause any of its subsidiaries or any of their executive officers and directors to, and will direct its and its subsidiaries' employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal. The term "acquisition proposal" means, any inquiries or the making of any proposal or offer with respect to:

    - a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving MMI;

    - the purchase of 15% or more of the assets (including equity securities of MMI's subsidiaries) of MMI and its subsidiaries taken as a whole; or

    - the purchase of shares of MMI common stock not in the ordinary course (purchases pursuant to a compensation and benefit plan are considered to be in the ordinary course).

    In addition, the merger agreement provides that MMI will not, and will not permit or cause any of its subsidiaries to, and will use commercially reasonable efforts to cause any of its or its subsidiaries' officers and directors not to and will direct its and its subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

    However, the terms of the merger agreement do not prevent MMI or its board of directors from:

    - complying with Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal, or

    - if the merger has not been approved by the holders of MMI common stock

       (1) providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the MMI board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between The St. Paul and MMI;

       (2) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

       (3) recommending such an acquisition proposal to the stockholders of MMI, if and only to the extent that (i) the MMI board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the MMI board of directors determines in good faith (after consultation with its financial advisor) that such an acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to MMI's stockholders from a financial point of view than the merger (any such more favorable acquisition proposal is defined in the merger agreement as a "superior proposal").

    MMI has agreed to notify The St. Paul within one day following receipt, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and thereafter will keep The St. Paul informed, on a current basis, of the status of any such proposals or offers and the status of any such discussions or negotiations. MMI has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    STOCKHOLDERS MEETINGS. Pursuant to the merger agreement, MMI has agreed to take all actions necessary to convene a meeting of the holders of common stock as promptly as practicable, but in no event more than 35 days (to the extent legally permissible) after the proxy statement is first mailed to stockholders to consider and vote upon the approval of the merger. In addition, MMI has agreed that the MMI board of directors, subject to its fiduciary obligations under applicable law, will recommend approval of the merger, will not withdraw or modify such recommendation and will take all lawful action to solicit such approval.

    FILINGS; OTHER ACTIONS; NOTIFICATION. The St. Paul and MMI have agreed to cooperate with one another to prepare and file this proxy statement with the SEC as soon as practicable and respond promptly to any SEC comments. The St. Paul and MMI have also agreed to promptly file notifications under the Hart-Scott-Rodino Act and to respond as promptly as practicable to any inquiries received from the FTC and the Justice Department for additional information or documentation.

    In addition, MMI and The St. Paul each has agreed to cooperate with the other and use (and to cause its subsidiaries to use) all reasonable efforts to cause to be done all things, necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement. The merger agreement further provides that it does not and it should not be construed to require The St. Paul, in connection with the receipt of any regulatory approval, to proffer to, or agree to any conditions relating to, or changes or restrictions in, the operations of any such asset or businesses which, in either case would be reasonably expected to materially and adversely impact the economic or business benefits to The St. Paul and its subsidiaries of the transactions contemplated by the merger

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
agreement or materially impair its ability to conduct its business in the manner as such business is now being conducted.

    STOCK EXCHANGE LISTING. Pursuant to the merger agreement, MMI, as the surviving corporation, will use its best efforts to cause the shares of common stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time of the merger.

    STOCK OPTIONS AND STOCK PLANS. The merger agreement provides that prior to the effective time of the merger, MMI will take necessary actions to cause each outstanding option to purchase MMI common stock under each of the MMI stock plans, whether or not then exercisable, to be canceled as of the effective time of the merger. Thereafter, the holder of such option, upon surrender of the option, will receive an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of such option multiplied by the number of shares of common stock previously subject to such option, less any required withholding taxes. As promptly as practicable following the execution of the merger agreement, MMI will mail to each holder of outstanding options granted pursuant to MMI stock plans (regardless of whether such stock options are vested or exercisable at the time) a letter which describes the treatment of and payment for such options and provides instructions for use in obtaining payment for such options. Each such holder will sign a release by which such holder effectively relinquishes all rights with respect to such holder's outstanding stock options upon payment therefor prior to or as soon as practicable following the closing. MMI will take all actions necessary to cause MMI stock plans to be terminated effective as of the effective time of the merger.

    EMPLOYEE BENEFITS. Pursuant to the merger agreement, The St. Paul has agreed that, during the period commencing at the effective time of the merger and ending on the first anniversary thereof, the employees of MMI and its subsidiaries will continue to be provided with benefits (other than benefits involving the issuance of shares of MMI common stock) that are no less favorable in the aggregate than those benefits currently provided by MMI and its subsidiaries to such employees under existing employee benefit plans.

    To the extent that employees of MMI and its subsidiaries become participants in any plans maintained by The St. Paul or its subsidiaries:

    - any such employees will receive credit under such plans of The St. Paul or any of its subsidiaries for service with MMI or any of its subsidiaries or predecessors (to the extent service with such predecessors was credited under the MMI compensation and benefit plans) prior to the effective time of the merger for the purpose of determining eligibility and vesting, but not for purposes of benefit accrual, and

    - The St. Paul will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the compensation and benefit plans) and eligibility waiting periods under group health plans of The St. Paul or any of its subsidiaries to be waived with respect to such participants and their eligible dependents. With respect to any plan maintained by The St. Paul or any of its subsidiaries which covers employees of MMI or its subsidiaries prior to January 1, 2001, The St. Paul will, or will cause the surviving corporation to, provide each employee with credit for any co-payments and deductibles paid prior to the plan entry date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the plan entry date. All discretionary awards and benefits under any employee benefit plans of The St. Paul or any of its subsidiaries shall be subject to the discretion of the persons or committee administering such plans.

    EXPENSES. The surviving corporation will pay all charges and expenses, including those of the paying agent, in connection with the transactions relating to the surrender of the MMI common

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
stock in exchange for the merger consideration. Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the proxy statement will be shared equally by The St. Paul and MMI, up to a maximum of $150,000 by The St. Paul.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that from and after the effective time of the merger, The St. Paul will indemnify and hold harmless each present and former director and officer of MMI against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that MMI would have been permitted under Delaware law and its charter or by-laws in effect on the date of the merger agreement to indemnify such person. In addition, The St. Paul is obliged to advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED the person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

    The merger agreement further provides that the surviving corporation will maintain MMI's existing directors' and officers' liability insurance (or directors' and officers' liability insurance that is substantially comparable to MMI's existing insurance) for a period of six years after the effective time of the merger, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid for the insurance prior to the date of the merger agreement. However, if the existing directors' and officers' insurance or substantially comparable insurance cannot be acquired during the six-year period for not in excess of 300% of the last annual premium paid for the insurance prior to the date of the merger agreement, then the surviving corporation will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the last annual premium paid for the insurance prior to the date of the merger agreement.

    ASSUMPTION OF DEBENTURES. The St. Paul and MMI each agrees that MMI, as the surviving corporation, will continue to assume the payment of the principal and redemption price of and interest on the debentures issued under the Indenture dated as of December 23, 1997 between MMI and The Chase Manhattan Bank, as trustee, if required under the terms of the Indenture, and the punctual performance and observance of all the covenants and conditions of the Indenture to be observed or performed by MMI. The surviving corporation, if required under the terms of the Indenture, will execute and deliver to the trustee a supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the trustee, whereupon the surviving corporation will succeed to and be substituted for MMI and MMI will then be relieved of any further liability or obligation thereunder or upon the debentures.

    ACCESS. During the period prior to the earlier of the termination of the merger agreement or the effective time of the merger, upon receiving reasonable notice, MMI will (and will cause its subsidiaries to) afford The St. Paul's directors, officers, employees, counsel, accountants, financial advisors, environmental consultants, and other authorized agents and representatives reasonable access, during normal business hours to MMI's and its subsidiaries' management, properties, books, contracts, records and personnel (and will use commercially reasonable efforts to provide access to its auditors, including such auditors' work papers). MMI will (and will cause its subsidiaries to) also furnish promptly to The St. Paul all information concerning MMI and its subsidiaries' business, properties and personnel as may reasonably be requested. However, MMI will not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of its board of directors would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if MMI shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

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
    PUBLICITY. The merger agreement provides that The St. Paul and MMI will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the merger and the other transactions contemplated by the merger agreement and prior to making any filings with any third party and/or any governmental entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national or foreign securities exchange.

    RIGHTS. If requested by The St. Paul prior to the effective time of the merger, the board of directors of MMI will take all necessary action to terminate all of the outstanding rights to purchase MMI Series B Junior Participating Preferred Stock (or, in certain circumstances, common stock or to receive other securities) issued pursuant to the Rights Agreement and to terminate the Rights Agreement, effective immediately prior to the effective time of the merger.

    TAKEOVER STATUTE. If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement, each of The St. Paul and MMI and its board of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement or by the merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

CONDITIONS TO THE MERGER

    The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

    - approval of the merger by the MMI stockholders;

    - the waiting period applicable to the consummation of the merger under the HSR Act having expired or been terminated;

    - all notices, reports and other filings required to be made prior to the effective time of the merger by MMI or The St. Paul or any of their respective subsidiaries having been made, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the merger by MMI or The St. Paul or any of their respective subsidiaries and joint ventures from any governmental entity, in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement having been made or obtained, except for any non-insurance related and/or non-HSR Act related governmental consents for which the failure obtain such consents or approvals would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the surviving corporation;

    - all required indications, decisions, confirmations, authorizations, consents, orders and approvals and filings of the UK Office of Fair Trading, the Commission of the European Communities, UK Financial Services Authority and/or the Council of Lloyd's having been obtained, declared or filed; and

    - no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

    The obligations of The St. Paul and Bowman Acquisition Corp. to effect the merger are also subject to the satisfaction or waiver by The St. Paul at or prior to the effective time of the following conditions:

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
    - the representations and warranties of MMI set forth in the merger agreement not being untrue or incorrect in any material respect as of the date of the merger agreement and the representations and warranties of MMI set forth in the merger agreement being true and correct as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement);

    - MMI having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

    - MMI having obtained the consent or approval of each person whose consent or approval will be required under any contract to which MMI or any of its subsidiaries is a party except those for which the failure to obtain such consents or approvals, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to materially impact the economic or business benefits to The St. Paul and its subsidiaries of the transactions contemplated by the merger agreement.

    The obligation of MMI to effect the merger is also subject to the satisfaction or waiver by MMI at or prior to the effective time of the merger of the following conditions:

    - the representations and warranties of The St. Paul and Bowman Acquisition Corp. set forth in the merger agreement not being untrue or incorrect in any material respect as of the date of the merger agreement and the representations and warranties of The St. Paul and Bowman Acquisition Corp. set forth in the merger agreement being true and correct as of the closing date as though made on and as of the closing date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined in the merger agreement);

    - each of The St. Paul and Bowman Acquisition Corp. having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

    - the merger having been duly approved by the sole stockholder of Bowman Acquisition Corp. in accordance with applicable law.

TERMINATION

    BY MUTUAL CONSENT. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by stockholders of MMI, by mutual written consent of MMI and The St. Paul by action of their respective boards of directors.

    BY EITHER THE ST. PAUL OR MMI. The merger agreement may be terminated and the merger may be abandoned by action of the board of directors of either The St. Paul or MMI if:

    - the merger has not been consummated by August 31, 2000, whether such date is before or after the date of approval by stockholders of MMI; provided, however, that this right to terminate the merger agreement will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that will have proximately contributed to the occurrence of the failure of the merger to be consummated;

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
    - the approval by MMI stockholders of the merger has not been obtained at the MMI special meeting or at any adjournment or postponement thereof; or

    - any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

    BY MMI. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by action of the board of directors of MMI:

    - if (1) MMI is not in material breach of any of the terms of the merger agreement; (2) the merger has not been approved by the holders of MMI common stock; (3) the MMI board of directors authorizes MMI to enter into a binding written agreement concerning a transaction that constitutes a "superior proposal" and MMI notifies The St. Paul in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; (4) The St. Paul does not make, prior to four business days after receipt of MMI's written notification of its intention to enter into a binding agreement for a superior proposal, an offer that the MMI board determines, in good faith after consultation with its financial advisors, is at least as favorable, to the stockholders of MMI as the superior proposal; and (5) MMI prior to such termination pays to The St. Paul in immediately available funds the termination fee and The St. Paul's expenses required to be paid pursuant to the merger agreement; or

    - if there is a material breach by The St. Paul or Bowman Acquisition Corp. of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to either The St. Paul's or Bowman Acquisition Corp.'s representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within 20 days after written notice of such breach is given by MMI to the party committing such breach.

    BY THE ST. PAUL. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by action of the board of directors of The St. Paul if:

    - MMI enters into a binding agreement for a superior proposal or the MMI board withdraws or adversely modifies its approval or recommendation of the merger agreement;

    - there is a material breach by MMI of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the condition relating to MMI's representations and warranties or obligations pursuant to the merger agreement not to be satisfied or incapable of being satisfied and such breach is either not curable or, if curable, is not cured within 20 days after written notice of such breach is given by The St. Paul to the party committing such breach.

TERMINATION FEES

    The merger agreement provides that in the event that the merger agreement is terminated by action of the directors of The St. Paul or MMI after a failure to obtain stockholder approval at the special meeting, MMI will pay The St. Paul its reasonable, documented, out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, in an amount up to $1 million, within two business days of receiving such documentation.

    In the event that the merger agreement is terminated (1) by either The St. Paul or MMI after a failure to obtain stockholder approval at the special meeting and prior to or at the time of the

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
special meeting any person has publicly made, or has publicly announced an intention (whether or not conditional) to make, and has not withdrawn, a bona fide proposal with respect to an Alternative Transaction, and within 12 months of termination MMI enters into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, (2) by MMI if MMI enters into an agreement concerning a superior proposal or (3) by The St. Paul if MMI enters into an agreement for a superior proposal or if the MMI Board withdraws or modifies its recommendation of the merger, then MMI will pay The St. Paul a termination fee of $7.5 million, payable by wire transfer of same day funds, provided that, in the case of clause (1), the amount of such fee will be multiplied by a percentage equal to the percentage of the stock of MMI or the assets of MMI and its subsidiaries taken as a whole represented by the Alternative Transaction with respect to which an agreement is signed or which is consummated. Any fee payable pursuant to this paragraph will be decreased by the expenses paid or to be paid as described in the foregoing paragraph. In no event shall the aggregate amount paid pursuant to this and the preceding paragraph exceed $7.5 million.

    If MMI fails to promptly pay the amount due and, in order to obtain such payment, The St. Paul or Bowman Acquisition Corp. commences a suit against MMI for such payment, the prevailing party will be paid its costs and expenses (including attorneys' fees) in connection with such suit. Any amounts payable will be paid with interest thereon at the prime rate of The Chase Manhattan Bank, in effect from time to time during the period such amounts are owing plus two percent.

APPRAISAL RIGHTS

    If the merger is consummated, a holder of record of shares of common stock who objects to the terms of the merger may seek an appraisal under Section 262 of the Delaware General Corporation Law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

    1. A stockholder electing to exercise appraisal rights must (a) deliver to MMI, before the MMI stockholders vote on the merger agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of common stock for which appraisal is demanded (b) not vote in favor of adopting the merger agreement. The demand must be delivered to MMI Companies, Inc. at 540 Lake Cook Road, Deerfield, IL 60015,
       Attention: Secretary. A proxy or vote against adopting the merger agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs MMI of the identity of the holder of record and of such stockholder's intention to demand appraisal of such holder's common stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the merger agreement, a stockholder electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the merger agreement or ABSTAIN from voting for or against adoption of the merger agreement.

    2. Only the holder of record of common stock is entitled to demand appraisal rights for common stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds common stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the holder of record.

    3. Within 10 days after the effective time of the merger, MMI will send notice of the effectiveness of the merger to each person who prior to the effective time of the merger satisfied the foregoing conditions. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of the notice, demand in writing from MMI the appraisal of his or her MMI shares.

    4. Within 120 days after the effective time of the merger, MMI or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the common stock held by all stockholders entitled to appraisal. Stockholders seeking to exercise appraisal rights should not assume that MMI will file a petition to appraise the value of their common stock or that MMI will initiate any negotiations with respect to the "fair value" of such common stock. Accordingly, holders of common stock should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

    5. Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from MMI a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such common stock. MMI is required to mail such statement within 10 days after it receives a written request to do so.

    6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the common stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the merger and will determine the amount of interest, if any, to be paid upon the value of the common stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock and any other valuation considerations generally accepted in the investment community. The value so determined for common stock could be more than, less than or the same as the consideration paid pursuant to the merger agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all common stock entitled to appraisal.

    7.  Any stockholder who has duly demanded an appraisal in compliance with
       Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that common stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger).

    8. Holders of common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to MMI a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger requires MMI's written approval. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger agreement.

    If an appraisal proceeding is timely instituted, such proceeding may not be dismissed without the approval of the Delaware Court of Chancery as to any stockholder who has perfected a right of appraisal.

                           INFORMATION CONCERNING MMI

    MMI Companies, Inc. provides insurance products and related specialized services in two principal markets: the United States healthcare industry and the international insurance and reinsurance markets.

    Domestically, MMI offers specialized medical malpractice insurance products and consulting services that are designed to assist healthcare providers manage the cost and quality of care. MMI integrates its professional liability insurance with certain of its fee-based risk management services and does not offer such insurance or that set of risk management services on a stand-alone basis. Accordingly, insurance clients are required to purchase a specific set of risk modification services consisting of consulting, education and information in order to have access to MMI's professional liability coverage. In addition, MMI offers a variety of other consulting and fee-based services to healthcare providers, including strategic and management consulting, employee relations consulting, risk management services and property and casualty claims management services.

    Internationally, MMI operates as a specialty casualty and property reinsurer and insurer operating in the London-based reinsurance and insurance market (the "London Market"), primarily through its subsidiary, Unionamerica Insurance Company Limited (together with its affiliates, "Unionamerica"). Unionamerica's core businesses are professional liability reinsurance, including malpractice reinsurance for healthcare providers, as well as lawyers and other professionals, and reinsurance and insurance for a variety of property and casualty risks. Of Unionamerica's insurance gross premiums written, approximately 85% are generated in the U.S.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                             AND MANAGEMENT OF MMI


    As of January 31, 2000, there were approximately 560 holders of record of 19,202,444 shares of outstanding MMI common stock. Each share of common stock is entitled to one vote per share, with no right of cumulative voting.



    The following table sets forth information regarding the beneficial ownership of MMI common stock as of the most recent practicable date, by each person or entity known by MMI to beneficially own more than 5% of the outstanding shares of MMI common stock.



                                                              AMOUNT AND NATURE
          NAME AND ADDRESS OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
          ------------------------------------             -----------------------   ----------------
Heartland Advisors, Inc. (1) ............................         1,436,900                7.5%
  789 North Water Street
  Milwaukee, Wisconsin 53202

FMR Corp. (2) ...........................................         1,395,000                7.3%
  82 Devonshire Street
  Boston, Massachusetts 02109

Franklin Resources, Inc. (3) ............................         1,222,900                6.4%
  777 Mariners Island Blvd.
  San Mateo, California 94404

Wellington Management Company, LLP (4) ..................         1,057,100                5.5%
  75 State Street
  Boston, Massachusetts 02109


------------------------


(1) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1999. With respect to those shares, Heartland Advisors, Inc. had sole power to vote 36,100 shares and the sole power to direct the disposition of 1,436,900 shares.



(2) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, FMR Corp. had the sole power to direct the disposition of 1,395,000 shares and neither sole nor shared power to vote the shares.



(3) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1999. With respect to those shares, Franklin Resources, Inc. had the sole power to vote 1,096,100 shares, and the sole power to direct the disposition of 1,222,900 shares.


(4) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, Wellington Management Company, LLP had shared power to vote 855,100 shares, and shared power to direct the disposition of 1,057,100 shares.

    The following table sets forth information regarding the beneficial ownership of MMI common stock as of December 31, 1999, the most recent practicable date, by each MMI director, each MMI executive officer, and all MMI directors and executive officers as a group.

                                                              AMOUNT AND NATURE
                                                           OF BENEFICIAL OWNERSHIP
                                                       --------------------------------
                                                        SHARES    OPTIONS WITH EXERCISE
                                                        OWNED      PRICE OF LESS THAN     PERCENT
              NAME OF BENEFICIAL OWNER                   (2)          $10 PER SHARE       OF CLASS
              ------------------------                 --------   ---------------------   --------
DIRECTORS
  Richard R. Barr....................................   10,325          --                    *%
  B. Frederick Becker (1)(3).........................   50,706           125,000              *
  George B. Caldwell.................................   26,882          --                    *
  K. James Ehlen, M.D................................    --             --                    *
  F. Laird Facey, M.D................................   41,292          --                    *
  Alan C. Guy........................................    2,396          --                    *
  William M. Kelley..................................    8,192          --                    *
  Andrew D. Kennedy..................................   12,304          --                    *
  Timothy R. McCormick...............................   17,676          --                    *
  Gerald L. McManis (1)(4)...........................    4,949          --                    *
  Scott S. Parker....................................   17,425          --                    *
  Edward C. Peddie...................................   10,982          --                    *
  Joseph D. Sargent..................................    4,420          --                    *
  Robert A. Spass....................................   57,786          --                    *

CERTAIN EXECUTIVE OFFICERS
  Anna Marie Hajek (1)...............................    6,457            50,000              *
  Paul M. Orzech (1).................................   36,647            50,000              *
  Ian G. Sinclair....................................  101,136            20,000              *
  Wayne A. Sinclair (1)..............................    4,056            20,000              *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (18) persons.......................................  413,631           265,000            3.5%

------------------------

 * Represents less than 1% of MMI common stock.

(1) Includes ESIP or 401(k) shares only through December 31, 1998.

(2) Does not include out-of-the money options for each listed director or officer as follows: Messrs. Barr, Caldwell, McCormick, Kelley, Parker, Peddie, Sargent and Dr. Facey--12,375 options; Mr. Becker--527,375 options; Dr. Ehlen--6,875 options; Messrs. Guy and Spass--5,500 options;
    Mr. Kennedy--8,250 options; Mr. McManis--32,000 options; Ms. Hajek--97,750 options; Mr. Orzech--75,500 options; Mr. I. Sinclair--190,351 options; and Mr. W. Sinclair--64,775 options.

(3) Does not include 114,000 shares that Mr. Becker may be deemed to own indirectly by virtue of an interest in a private investment limited partnership. Mr. Becker disclaims beneficial ownership of such shares.

(4) Includes 3,500 shares held by a corporation, with respect to which shares Mr. McManis has joint investment power.

                     SUPPLEMENTAL INFORMATION REGARDING MMI

    On January 25, 2000, MMI filed a Current Report on Form 8-K reporting that its financial results for the fourth quarter ended December 31, 1999 will include a charge totaling $65 million for increasing reserves in its international insurance operations. The majority of the reserve increase relates to casualty lines, primarily United States medical malpractice and surplus lines business. The reserve increase relates to reserve development that occurred during the fourth quarter and applies principally to business written by Unionamerica Insurance Company Limited from 1995 to 1999, reflecting a continuation of competitive market conditions and increasing trends in severity. The net of tax impact of the charge to net income is expected to be $45.5 million, or $2.37 per share.

                        INFORMATION CONCERNING ST. PAUL

    The St. Paul is incorporated as a general business corporation under the laws of the State of Minnesota. The St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. The St. Paul is a management company principally engaged, through its subsidiaries, in providing property-liability and life insurance, and reinsurance products and services worldwide. The St. Paul also has a presence in the asset management industry through its majority ownership of The John Nuveen Company (Nuveen). As a management company, The St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services. At March 1, 1999, The St. Paul and its subsidiaries employed approximately 14,000 persons. As of September 30, 1999, The St. Paul had total assets of $39.2 billion and stockholders' equity of $6.4 billion. In 1998, The St. Paul had total revenues from continuing operations of $7.7 billion and net income of $89.3 million.

                INFORMATION CONCERNING BOWMAN ACQUISITION CORP.

    Bowman Acquisition Corp. (the "Merger Sub") is a corporation formed by a subsidiary of The St. Paul to effect the merger. Merger Sub will not have any significant assets or liabilities or engage in any activities other than those related to completing the merger.

                             STOCKHOLDER PROPOSALS

    Due to the contemplated consummation of the merger, MMI does not currently expect to hold a 2000 Annual Meeting of Stockholders, as MMI common stock will not be publicly traded after the merger. If the merger is not consummated and such a meeting is held, stockholder proposals for inclusion in proxy materials for such meeting would have to have been submitted to the Secretary of MMI in writing and received at the executive offices of MMI by November 22, 1999. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by law, MMI files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about MMI. You may read and copy any reports, statements or other information MMI files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. MMI's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://WWW.SEC.GOV. A copy of MMI's SEC filings are available without charge to stockholders upon written request addressed to Paul M. Orzech, Executive Vice President and Chief Financial Officer, MMI Companies, Inc., 540 Lake Cook Road, Deerfield, Illinois 60015.

    The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents and amendments thereto set forth below that we have previously filed with the SEC. These documents contain important information about our company.

SEC FILING                                 PERIOD/FILING DATE
----------                                 ------------------
Annual Report on Form 10-K/A               Year ended December 31, 1998

Quarterly Reports on Form 10-Q             Quarter ended September 30, 1999

                                           Quarter ended June 30, 1999

                                           Quarter ended March 31, 1999

Current Reports on Form 8-K                Filed January 25, 2000

                                           Filed December 22, 1999

                                           Filed November 1, 1999

    We are also incorporating by reference all documents that we file with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date on which the special meeting of stockholders is held.


    You should rely only on the information contained in this document to vote on the proposals at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 8, 2000. You should not assume that the information contained in this document is accurate as of any date other than February 8, 2000, and the mailing of the document to you shall not create any implication to the contrary.


                              INDEPENDENT AUDITORS

    Representatives of Ernst & Young LLP, independent auditors, are expected to be present at the MMI special meeting with an opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                              MMI COMPANIES, INC.,
                          THE ST. PAUL COMPANIES, INC.
                                      AND
                            BOWMAN ACQUISITION CORP.
                         DATED AS OF DECEMBER 20, 1999

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                                           RECITALS

                                          ARTICLE I
                             THE MERGER; CLOSING; EFFECTIVE TIME

1.1.                    The Merger..................................................     A-1
1.2.                    Closing.....................................................     A-1
1.3.                    Effective Time..............................................     A-1

                                          ARTICLE II
                       CHARTER AND BY-LAWS OF THE SURVIVING CORPORATION

2.1.                    The Charter.................................................     A-2
2.2.                    The By-Laws.................................................     A-2

                                         ARTICLE III
                                    OFFICERS AND DIRECTORS
                                 OF THE SURVIVING CORPORATION
3.1.                    Directors...................................................     A-2
3.2.                    Officers....................................................     A-2

                                          ARTICLE IV

                            EFFECT OF THE MERGER ON CAPITAL STOCK;
                                   EXCHANGE OF CERTIFICATES

4.1.                    Effect on Capital Stock.....................................     A-2
                        (a)  Merger Consideration...................................     A-2
                        (b)  Dissenting Shares......................................     A-2
                        (c)  Cancellation of Shares.................................     A-3
                        (d)  Merger Subsidiary......................................     A-3
4.2.                    Exchange of Cash for Shares.................................     A-3
                        (a)  Paying Agent...........................................     A-3
                        (b)  Payment Procedures.....................................     A-3
                        (c)  Transfers..............................................     A-4
                        (d)  Termination of Exchange Fund...........................     A-4
                        (e)  Lost, Stolen or Destroyed Certificates.................     A-4
4.3.                    Adjustments to Prevent Dilution.............................     A-4

                                          ARTICLE V
                                REPRESENTATIONS AND WARRANTIES

5.1.                    Representations and Warranties of the Company...............     A-4
                        (a)  Organization, Good Standing and Qualification..........     A-5
                        (b)  Capital Structure......................................     A-5
                        (c)  Corporate Authority; Approval and Fairness.............     A-6
                        (d)  Governmental Filings; No Violations....................     A-7
                        (e)  Company Reports; Financial Statements..................     A-8
                        (f)  Absence of Certain Changes.............................     A-9
                        (g)  Litigation and Liabilities.............................     A-9
                        (h)  Employee Benefits......................................    A-10

                        (i)  Compliance with Laws; Permits..........................    A-11
                        (j)  Takeover Statutes......................................    A-12
                        (k)  Environmental Matters..................................    A-13
                        (l)  Taxes..................................................    A-13
                        (m) Labor Matters...........................................    A-15
                        (n)  Intellectual Property; Year 2000.......................    A-15
                        (o)  Material Contracts.....................................    A-16
                        (p)  Rights Plan............................................    A-17
                        (q)  Title to Assets; Liens.................................    A-17
                        (r)  Insurance Matters......................................    A-17
                        (s)  Liabilities and Reserves...............................    A-19
                        (t)  Brokers and Finders....................................    A-19
                        (u)  Separate Account; Investment Advisor...................    A-19
                        (v)  Joint Ventures.........................................    A-20
                        Representations and Warranties of Parent and Merger
5.2.                    Subsidiary..................................................    A-20
                        (a)  Capitalization of Merger Subsidiary....................    A-20
                        (b)  Organization, Good Standing and Qualification..........    A-20
                        (c)  Corporate Authority....................................    A-21
                        (d)  Governmental Filings; No Violations....................    A-21
                        (e)  Financing..............................................    A-21
                        (f)  Brokers and Finders....................................    A-21
                        (g)  Share Ownership........................................    A-21

                                          ARTICLE VI
                                          COVENANTS

6.1.                    Interim Operations..........................................    A-22
6.2.                    Acquisition Proposals.......................................    A-23
6.3.                    Stockholders Meetings.......................................    A-24
6.4.                    Filings; Other Actions; Notification........................    A-25
6.5.                    Access......................................................    A-26
6.6.                    Stock Exchange De-listing...................................    A-26
6.7.                    Publicity...................................................    A-27
6.8.                    Benefits....................................................    A-27
                        (a)  Stock Options and Stock Plans..........................    A-27
                        (b)  Employee Benefits......................................    A-27
6.9.                    Expenses....................................................    A-27
6.10.                   Indemnification; Directors' and Officers' Insurance.........    A-28
6.11.                   Assumption of Debentures....................................    A-29
6.12.                   Other Actions by the Company and Parent.....................    A-29
                        (a)  Rights.................................................    A-29
                        (b)  Takeover Statute.......................................    A-29

                                         ARTICLE VII
                                          CONDITIONS

                        Conditions to Each Party's Obligation to Effect the
7.1.                    Merger......................................................    A-29
                        (a)  Stockholder Approval...................................    A-29
                        (b)  Regulatory Consents....................................    A-29
                        (c)  Certain U.K. and Ireland Consents......................    A-30
                        (d)  Litigation.............................................    A-30
7.2.                    Conditions to Obligations of Parent and Merger Subsidiary...    A-31

                        (a)  Representations and Warranties.........................    A-31
                        (b)  Performance of Obligations of the Company..............    A-31
                        (c)  Consents...............................................    A-31
7.3.                    Conditions to Obligation of the Company.....................    A-31
                        (a)  Representations and Warranties.........................    A-31
                        (b)  Performance of Obligations of Parent and Merger
                        Subsidiary..................................................    A-31
                        (c)  Stockholder Approval...................................    A-31

                                         ARTICLE VIII
                                         TERMINATION

8.1.                    Termination by Mutual Consent...............................    A-32
8.2.                    Termination by Either Parent or the Company.................    A-32
8.3.                    Termination by the Company..................................    A-32
8.4.                    Termination by Parent.......................................    A-32
8.5.                    Effect of Termination and Abandonment.......................    A-33

                                          ARTICLE IX
                                  MISCELLANEOUS AND GENERAL

9.1.                    Survival....................................................    A-34
9.2.                    Modification or Amendment...................................    A-34
9.3.                    Waiver of Conditions........................................    A-34
9.4.                    Counterparts................................................    A-34
9.5.                    GOVERNING LAW; WAIVER OF JURY TRIAL.........................    A-34
9.6.                    Notices.....................................................    A-35
9.7.                    Entire Agreement; No Other Representations..................    A-35
9.8.                    No Third Party Beneficiaries................................    A-36
9.9.                    Obligations of Parent and of the Company....................    A-36
9.10.                   Severability................................................    A-36
9.11.                   Interpretation..............................................    A-36
9.12.                   Assignment..................................................    A-36

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of December 20, 1999, among MMI COMPANIES, INC., a Delaware corporation (the "COMPANY"), THE ST. PAUL COMPANIES, INC., a Minnesota corporation ("PARENT"), and BOWMAN ACQUISITION CORP., a Delaware corporation and a wholly-owned indirect subsidiary of Parent ("MERGER SUBSIDIARY") (the Company and Merger Subsidiary sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS.")

                                    RECITALS

    WHEREAS, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of Merger Subsidiary with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger; and

    WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME

    1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article IV. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

    1.2.  CLOSING.  The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 9:00 A.M. on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

    1.3. EFFECTIVE TIME. As soon as practicable following the Closing on the Closing Date, the Company and Parent will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the "Secretary") as provided in
Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time agreed by the parties and established under the Certificate of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II
                CHARTER AND BY-LAWS OF THE SURVIVING CORPORATION

    2.1. THE CHARTER. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable Law (as defined below).

    2.2. THE BY-LAWS. The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until duly amended as provided therein or by applicable Law.

                                  ARTICLE III
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

    3.1. DIRECTORS. The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

    3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV
        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

    4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) MERGER CONSIDERATION. Each share of the common stock, par value $0.10 per share, of the Company (the "COMMON STOCK"), including the associated right to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $20 per share, of the Company ("SERIES B PREFERRED STOCK"), or, in certain circumstances, Common Stock or to receive other securities (each a "RIGHT" and together with the Common Stock, a "SHARE" and, collectively, the "SHARES") issued pursuant to the Amended and Restated Rights Agreement, dated as of September 24, 1998, by and between the Company and Chase Mellon Shareholder Services L.L.C., as Rights Agent (the "RIGHTS AGREEMENT"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "PARENT COMPANIES")) or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares ("DISSENTING SHARES") that are owned by shareholders ("DISSENTING SHAREHOLDERS") who do not vote to approve the Merger and comply with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as that term is used in the DGCL) for their Shares (each, an "EXCLUDED SHARE" and collectively, "EXCLUDED SHARES")) shall be converted into the right to receive $10.00 in cash (the "MERGER CONSIDERATION"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

    (b) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any Shares held by a Person (a "DISSENTING SHAREHOLDER") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as that term is used in the DGCL) for their Shares ("DISSENTING SHARES") shall not be converted as described in Section 4.1(a), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    (c) CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect Subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (d) MERGER SUBSIDIARY. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    4.2.  EXCHANGE OF CASH FOR SHARES.

    (a) PAYING AGENT. As of the Effective Time, Parent shall cause one of its Subsidiaries to deposit with a bank or trust company selected by Parent with the Company's prior approval, which shall not be unreasonably withheld or delayed (the "PAYING AGENT"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "EXCHANGE FUND"). The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent reasonably directs and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

    (b) PAYMENT PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

    For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature organized or existing under the Laws of any jurisdiction.

    (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

    (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof) without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

    (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates a check in the amount (after giving effect to any required tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of, and deliverable in respect of, the Shares represented by such Certificates pursuant to this Agreement.

    4.3. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER") or in any Company Report (as defined in Section 5.1(e)(i)) filed during the period beginning on March 1, 1999, and ending on the date hereof, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, excluding any exhibits thereto or documents incorporated by reference therein (collectively, the "1999 COMPANY REPORTS") (provided, however, the 1999 Company Reports shall not qualify any of the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(p),
5.1(t), or 5.1(u)
contained herein), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

    (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of articles or certificate of incorporation and by-laws, or other similar governing documents or local equivalent, each as amended to date (collectively, the "GOVERNING DOCUMENTS"), of the Company and each of its Subsidiaries. The Company's and its Subsidiaries' Governing Documents so made available are in full force and effect.

    As used in this Agreement, the term (i)"SUBSIDIARY" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or any effect which prevents or materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the term "COMPANY MATERIAL ADVERSE EFFECT" shall not be deemed to include any (i) changes in the property and casualty insurance industry in general,
(ii) events resulting from changes in general United States, United Kingdom or global economic or financial market conditions, (iii) changes in GAAP or SAP,
(iv) non-renewal of premiums due primarily and directly to the execution of this Agreement and the announcement of the transaction and the identity of Parent and/or Merger Subsidiary, (v) changes resulting from actions of the Parent or Merger Subsidiary in breach of this Agreement, or (vi) adverse changes in the Company's financial condition or results of operations following the date hereof resulting from the matters set forth in Section 5.1(a) of the Company Disclosure Letter.

    The Company conducts its insurance operations through the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter (the "COMPANY INSURANCE SUBSIDIARIES"). Each of the Company Insurance Subsidiaries is, where applicable,
(i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in each other jurisdiction where it is required to be so licensed or authorized, and
(iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined below), except, in any such case, where the failure to be so licensed or authorized, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

    (b) CAPITAL STRUCTURE. The authorized stock of the Company consists of 30,000,000 shares of Common Stock, of which 19,150,270 were outstanding as of the close of business on December 17, 1999, and 5,000,000 shares of preferred stock (the "PREFERRED SHARES"), $20 par value, of which

300,000 shares have been authorized as Series B Junior Participating Preferred Stock, none of which were outstanding as of December 17, 1999. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. The Company has no commitments to issue or deliver shares of Common Stock, except that, as of December 17, 1999, there were not more than 3,160,888 shares of Common Stock subject to issuance pursuant to the Company's 1999 Stock Option Plan, 1993 Stock Plan, 1993 Non-Employee Director Formula Stock Option Plan and the 1997 Long Term Incentive Plan and 100,000 shares of Common Stock reserved for issuance pursuant to the Company's Savings Related Share Option Scheme (collectively referred to as, the "COMPANY STOCK PLANS"). The Company has no commitments to issue or deliver Preferred Shares, except that as of the date hereof, there were 300,000 shares of Series B Junior Participating Preferred Stock subject to issuance pursuant to the Rights Agreement. The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase or acquire shares of Common Stock under each of the Company Stock Plans (each a "COMPANY OPTION"), including the plan, the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company to vote any shares of the capital stock or other securities of any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

        (i) The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the Merger by the holders of at least a majority of the outstanding shares of Common Stock (the "COMPANY REQUISITE VOTE"). This Agreement is the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

        (ii) The board of directors of the Company, at a meeting duly called and held prior to the execution hereof, (A) has unanimously (with respect to those directors present at such meeting, which number of directors constituted a quorum) declared that the Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (B) has authorized, approved and adopted in all respects this Agreement, the Merger and the other transactions contemplated hereby, (C) has recommended the approval of this Agreement and the Merger by the holders of the shares of Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Stockholder Meeting (as defined in Section 6.3) and
    (D) has received the opinion of Salomon Smith Barney, Inc., its financial advisors, a copy of which has been delivered to Parent, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the filings, reports and/or notices (A) pursuant to
    Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) to comply with state securities or "blue-sky" Laws,
    (D) required to be made with the New York Stock Exchange (the "NYSE"), and
    (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar regulatory authorities of the states set forth in Section 5.1(d) of the Company Disclosure Letter and
    (F) required to be made with the United Kingdom ("UK") Office of Fair Trading or the Commission of the European Communities, the UK Financial Services Authority, the Council of Lloyds and the Minister for Enterprise Trade and Employment of Ireland and such notices and consents and expiry of waiting periods as may be required under the insurance company controller laws of the UK and under the antitrust notification or insurance Laws of any state or country in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by the Company or its Subsidiaries or Joint Ventures with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries or Joint Ventures from, any foreign or domestic governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

        (ii) Except as set forth in Section 5.1(d)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in
    (A) a breach or violation of, or a default under, any Governing Document of the Company or any of its Subsidiaries or Joint Ventures, (B) a breach or violation of, or a default under, the right of cancellation, the termination or the acceleration of any obligations by any Person or the creation of a lien, pledge, security interest, claim or other encumbrance on the properties or assets of the Company or any of its Subsidiaries or Joint Ventures (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license permit, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") binding upon the Company or any of its Subsidiaries or Joint Ventures (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in
    Section 5.1(d)(i)), a violation of any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries or Joint Ventures is subject or (C) any change in the rights or obligations of any party pursuant to any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or materially impair the ability of Parent or any of its Affiliates (as defined below), including the Company, its Subsidiaries and Joint Ventures, following the Effective Time, to conduct its business in the manner as such business is being conducted as of the date of this Agreement. None of the Company or any of its Subsidiaries or Joint Ventures is a party to any Contract pursuant to which consents or waivers are or may be required of any other Person in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except those the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

    As used herein, "JOINT VENTURE" of a Person shall mean any corporation or other Person, together with any Subsidiaries thereof, that is not a Subsidiary of such Person, in which such Person owns directly or indirectly an equity, voting or other membership interest, other than equity, voting or other membership interests representing less than 5% of each class of the outstanding voting securities or equity or other voting or membership interests of any such Person and owned for passive investment purposes.

    Any representations and warranties made herein as to the Company's Joint Ventures shall be made in reference to and limited to the knowledge of the Chief Executive Officer and the Chief Financial Officer of both the Company and Unionamerica Holdings, PLC, and Alisdair Bishop, which knowledge shall include the knowledge that such persons would have obtained after due inquiry with respect to those areas of the business for which they are responsible.

    (e) COMPANY REPORTS; FINANCIAL STATEMENTS.

        (i) The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "AUDIT DATE"), and (B) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the Company Reports comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, the consolidated financial position of the Company and its Subsidiaries as of its respective date and each of the consolidated statements of income and of stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods indicated, except as may be noted therein.

        (ii) The Company has made available or provided to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997 and 1998 and the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith, or the local equivalent in its respective jurisdiction (collectively with any such statement filed subsequent to the date hereof, the "COMPANY SAP STATEMENTS"). The Company SAP Statements were and will be prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority ("SAP") consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of the Company or the Company Insurance Subsidiary, as the case may be, and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied and will comply in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company Prepared SAP Statements comply with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable Insurance Laws (as defined in Section 5.1(i)) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by Ernst & Young LLP, and the Company has provided to Parent true and complete copies of all audit opinions related thereto. The Company has provided to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1995 relating to the Company Insurance Subsidiaries and a list of all pending market conduct examinations, or the local equivalent in its respective jurisdiction.

    (f) ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 5.1(f) of the Company Disclosure Letter, since the Audit Date, the Company and its Subsidiaries and Joint Ventures have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change, event, circumstance, development or combination of events, circumstances and developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for regular quarterly cash dividends on its shares of Common Stock publicly announced prior to the date hereof; (iii) any change by the Company in accounting principles, practices or methods other than those required by GAAP or SAP or the local equivalent in its respective jurisdiction; (iv) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (v) any change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since the Audit Date, except as expressly provided for herein, or as set forth in Section 5.1(f) of the Company Disclosure Letter, there has not been any: (i) increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees; (ii) any amendment of any of the Compensation and Benefit Plans (as hereinafter below) other than amendments in the ordinary course which are generally applicable to employees of the Company; (iii) adoption of any new employee benefit plan or agreement providing for severance benefits or other benefits; or (iv) stock option grants to officers and key employees of the Company or any of its Subsidiaries other than in the ordinary course.

    (g) LITIGATION AND LIABILITIES. Except as disclosed in the 1999 Company Reports, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company (as defined below), threatened against the Company or any of its Affiliates (as defined below), (ii) orders, judgments, decrees, injunctions or rules of any Governmental Entity to which the Company or any of its Subsidiaries or Joint Ventures is subject, (iii) except as incurred in the ordinary course of business consistent with past practice, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any facts or circumstances that is reasonably likely to result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates or
(iv) developments since the date of such Company Reports with respect to such disclosed actions, suits, claims, hearings, investigations or proceedings, except, in each case, for those that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As used herein, the term "AFFILIATE" shall have the meaning ascribed to such term in Rule 1sec-2 under the Exchange Act, and "KNOWLEDGE OF THE COMPANY" shall mean the knowledge of those persons referred to in Section 5.1(g) of the Company Disclosure Letter, which knowledge shall include the knowledge that such persons would have obtained after due inquiry with respect to those areas of the business of the Company for which they are responsible.

    (h) EMPLOYEE BENEFITS.

        (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been provided to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h)(i) of the Company Disclosure Letter. All bonus accruals in respect of the employees of the Company and its Subsidiaries have been disclosed to Parent either in the most recent consolidated balance sheet or in Section 5.1(h)(i) of the Company Disclosure Letter.

        (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Internal Revenue Code of 1986, as amended (the "CODE"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under
    Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. The Unionamerica (1993) Pension Scheme and the Unionamerica (1993) Death Benefits Scheme are approved by Inland Revenue for the purposes of Chapter I Part XIV of the Income and Corporation Taxes Act 1988 and the Company is not aware of any circumstances reasonably likely to result in the withdrawal of such approval. There is no pending or, to the Knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.


       (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan by the Company or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.


       (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet included or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. The Unionamerica 1993 Pension Scheme is sufficiently funded on an ongoing basis, using actuarial assumptions within the range of generally accepted actuarial practice to secure all benefits currently, prospectively and contingently payable under the 1993 Scheme as of the Closing Date.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

       (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in Section 5.1(h)(vi) of the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

       (vii) Except as described in Section 5.1(h)(vii) of the Company Disclosure Letter or as otherwise provided in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (x) entitle any employees of the Company or its Subsidiaries to severance or redundancy pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

      (viii) Except as provided in Section 5.1(h)(viii) of the Company Disclosure Letter, no amount that could be received (whether in cash, options or property or the vesting of cash, options or property) directly or indirectly as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) will fail to be deductible under Section 280G of the Code.

       (ix) Except as set forth in Section 5.1(h)(ix) of the Company Disclosure Letter, no employees are seconded or leased to the Company or any of its Subsidiaries.

    (i) COMPLIANCE WITH LAWS; PERMITS. (i) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes, regulations and rules of any jurisdiction of which each is respectively subject regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "INSURANCE LAWS"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with
(i) all applicable published prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable published requirements relating to the disclosure of the nature of insurance products as policies of insurance and
(iii) all applicable published requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the Knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;
(ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority or limitation of license or restriction to conduct its business relating specifically to such Company Insurance Subsidiary which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

    In addition to Insurance Laws, the businesses of each of the Company, its Subsidiaries and Joint Ventures have not been, and are not being, conducted in violation of any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, default under or non-compliance with order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit of any Governmental Entity (collectively with Insurance Laws, "LAWS"), except for violations, defaults or non-compliance that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or Joint Ventures is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. No material change is required in the Company's or any of its Subsidiaries' or any of its Joint Ventures' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries and Joint Ventures each has all permits, licenses, trademarks, patents, trade names, domain names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

    (j) TAKEOVER STATUTES. The board of directors of the Company has adopted, approved and found advisable the Merger and the other transactions contemplated by this Agreement, and such adoptions, approvals and findings are sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL, the Rights Plan and the Rights. To the Knowledge of the Company, no other "fair price", "moratorium",

"control share acquisition" or other form of anti-takeover statute or regulation or similar Law (collectively, the "TAKEOVER STATUTES"), or any provision of the Company's Certificate or By-Laws, applies or purports to apply to the Merger or any of the transactions contemplated by this Agreement.

    (k) ENVIRONMENTAL MATTERS. Except for such matters as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or as set forth in Section 5.1(k) to the Company Disclosure
Letter: (i) to the Knowledge of the Company, there are no liabilities of the Company or any of its Subsidiaries or Joint Ventures of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise arising or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; (ii) neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; or
(iii) neither the Company nor any of its Subsidiaries or Joint Ventures is subject to any orders, decrees, injunctions or other written arrangements with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.

    As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award or common law, relating to: (A) the protection, investigation or restoration of the environment, health and safety, wildlife or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution or environmental contamination.

    As used herein, the term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law or
(B) any petroleum product or byproduct, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon.

    (l)  TAXES.  Except as set forth in Section 5.1(l) of the Company Disclosure
Letter:

        (i) the Company and each of its Subsidiaries have filed all material Tax Returns (as defined below) that are required by all applicable Laws to be filed by them, and such Tax Returns are correct and complete, and have paid, or made adequate provision for the payment of, all material Taxes (as defined below) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges or assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been prepared, in all material respects, in accordance with all applicable Laws consistently applied;

        (ii) all material Taxes which the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

       (iii) no liens for a material amount of Taxes exists with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith;

       (iv) neither the Company nor any of its Subsidiaries have executed any written waiver to extend the applicable statute of limitations in respect of any material Tax liabilities of the Company or its Subsidiaries;

        (v) neither the Company nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement, other than between or among the Company and its Subsidiaries;

       (vi) all of the federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended on December 31, 1995;

       (vii) all material Taxes of the Company and its Subsidiaries due with respect to any completed audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

      (viii) there is no suit, claim, dispute, audit, deficiency or refund litigation pending with respect to material Taxes of the Company or any of its Subsidiaries for which adequate provision has not been made on the most recent balance sheet included in the Company Reports;


       (ix) none of the Company or any of its Subsidiaries is bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;



        (x) none of the Company or any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code;



       (xi) any material liability of the Company or any of its Subsidiaries for Taxes not yet due and payable have been provided for on the most recent balance sheet included in the Company Reports, in accordance with GAAP; and


       (xii) the Company does not own any material interests in real property located in the United States or the Virgin Islands and to the best of the knowledge and belief of the corporate officers with knowledge of the tax affairs of the Company, the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

    As used in this Agreement, (A) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, premium, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding (whether on amounts paid to or by such Person), payroll, employment, unemployment, social security, excise, severance, stamp, occupation, windfall profit or environmental tax, customs, duties, or other tax, or like assessments or charges of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions or additional amounts imposed with respect thereto (including, without limitation, penalties for failure to file Tax Returns, or interest on such amounts), (b) any known joint or several liability of such Person with any other Person for the payment of any amounts of the type described in clause (a) hereof, including as a result of being, or having been at any time, a member of an affiliated, consolidated, combined or unitary group, and (c) any material liability of such Person for the payment in respect of any amounts of the type described in (a) as a result of any express or implied obligation to reimburse or indemnify any other Person, including pursuant to any tax sharing agreement or tax indemnity arrangement;
(B) the term "TAX RETURN(S)" shall mean all reports, statements and returns, consolidated, combined, unitary or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority; and
(C) the term "TAXING AUTHORITY" shall mean any Governmental Entity responsible for the imposition, collection or administration of any Tax.

    (m)  LABOR MATTERS.

        (i) Except as set forth in Section 5.1(m) of the Company Disclosure Letter, (a) the Company and each of its Subsidiaries are in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours;
    (b) neither the Company nor its Subsidiaries have received written notice of any material investigation, charge or complaint against the Company or its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity or court or other tribunal regarding an unlawful employment practice; (c) there are no material complaints, lawsuits or other proceedings pending, or to the Knowledge of the Company, threatened by or on behalf of any present or former employee of the Company, or any of its Subsidiaries alleging breach of any express or implied contract of employment; (d) neither the Company nor its Subsidiaries have received notice that any material representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board; (e) the Company and each of its Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act or similar state statute. The Company or its Subsidiaries are not party to any collective bargaining agreement and there is no pending or threatened, nor has there been any since January 1, 1997, labor strike, slowdown or stoppage against or affecting the Company and its Subsidiaries.

        (ii) Except as set forth in the Company Disclosure Letter, the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

        (iii) The Company has distributed to Parent a true, complete and accurate list containing the following information: as of the date hereof, the number of employees employed by the Company and its Subsidiaries (by employer or location) including such employee's date of hire (or period of service) and current base salary or rate of pay.

    (n)  INTELLECTUAL PROPERTY; YEAR 2000.

        (i) The Company and/or each of its Subsidiaries and Joint Ventures owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, brand marks, brand names, trade names, domain names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs, databases or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, all patents, trademarks, trade names, domain names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

        (ii) All computer systems and computer software used by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, the material computer systems and computer software of its material commercial counterparties, recognize the advent of the year A.D. 2000 and can correctly recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems and such computer software has not been and will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 ("MILLENNIUM FUNCTIONALITY"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse

    Effect. The costs of the adaptions necessary to achieve Millennium Functionality have not had and are not reasonably likely to have a Company Material Adverse Effect.

        (iii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

           (A) the Company, its Subsidiaries and Joint Ventures is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, domain names, service marks, and copyrights ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

           (B) no claims with respect to (I) the patents, registered and material unregistered trademarks, domain names and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"); (II) any trade secret material to the Company; or
       (III) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person;

           (C) to the Knowledge of the Company, there are no valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

           (D) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

    (o) MATERIAL CONTRACTS. Except as set forth in Section 5.1(o) of the Company Disclosure Letter, all of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or the Company SAP Statements, or to be filed as exhibits thereto, are described in the Company Reports or filed as exhibits thereto. Each material Contract is valid, binding and enforceable against the Company and its Subsidiaries in accordance with its terms and is in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any respect the ability of the Company or any of its Subsidiaries or, except as specifically identified on
Section 5.1(o) of the Company Disclosure Letter, assuming the consummation of the transactions contemplated by this Agreement, Parent or any of its Subsidiaries to (i) sell any products or services of or to any other Person,
(ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

    (p)  RIGHTS PLAN.

        (i) Prior to Parent entering into this Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement (the "RIGHTS") will not separate from the shares of Common Stock, as a result of Parent's entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

        (ii) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company, Parent nor Merger Subsidiary will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

    (q) TITLE TO ASSETS; LIENS. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, the Company and its Subsidiaries and Joint Ventures have good and marketable title to all of their respective premium balances receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for (i) such mortgages, liens charges, encumbrances or title defects which are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect and (ii) liens for Taxes not yet due or payable or that are being contested in good faith. The Company and its Subsidiaries have valid and enforceable leases for the material premises and the equipment, furniture and fixtures purported to be leased by them.

    (r)  INSURANCE MATTERS.

        (i) Except as otherwise are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts, participation agreements and agents, brokers, managing general agents agreements and other agreements of insurance, whether individual or group, (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by the Company Insurance Subsidiaries (the "COMPANY INSURANCE CONTRACTS") and any and all marketing materials, are, and have been, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

        (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a reinsurance or coinsurance treaty or binder or other agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The

    Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No broker, insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1998. The Company SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, the Company and/or the Company Insurance Subsidiaries are entitled to take credit for reinsurance.

        (iii) Prior to the date hereof, the Company has provided to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1996, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

        (iv) Except as set forth in Section 5.1(r)(iv) of the Company Disclosure Letter, none of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary and the Company, as of the date hereof, has no Knowledge that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

        (v) Except as is not reasonably likely to have a Company Material Adverse Effect, all annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuity holder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Subsidiary qualifies as an annuity under federal tax Law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code; (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Subsidiaries have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the

    IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

       (vi) All material insurance policies maintained by the Company or any of its Subsidiaries or Joint Ventures are with reputable insurance carriers, provide reasonable coverage for all normal risks incident to the business and are, to the Knowledge of the Company, in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, and are sufficient for compliance with all Laws currently applicable to the Company or any of its Subsidiaries or Joint Ventures, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries or Joint Ventures.

    (s) LIABILITIES AND RESERVES.

        (i) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Except as set forth in Section 5(r) of the Company Disclosure Letter, such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by such applicable Laws. In addition, the Company provided to Parent copies of substantially all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1997 and December 31, 1998, respectively.

        (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry no claim or assessment is pending or, to the Knowledge of the Company, threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

    (t) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Salomon Smith Barney Inc. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

    (u) SEPARATE ACCOUNT; INVESTMENT ADVISOR. None of the Company Insurance Subsidiaries maintains any separate accounts. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

    (v) JOINT VENTURES. Section 5.1(v) of the Company Disclosure Letter sets forth a correct and complete list of the Company's Joint Ventures, including, for each such entity (i) its name and the Company's interest therein, (ii) a brief description of its principal line of business, (iii) a summary of all restrictions (contractual, regulatory or otherwise) which are reasonably likely to have a Parent Material Adverse Effect (as defined in Section 5.2(b)), and
(iv) a summary of any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries. With respect to each of the Company's Joint Ventures, the Company has made available to Parent correct and complete copies (or descriptions of oral agreements, if any) of all agreements which (i) have affected or are reasonably likely to affect the ability of Parent, together with the remaining co-owners of each such entity, to direct and control its business operations after consummation of the Merger or
(ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries.

    5.2.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
SUBSIDIARY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or in any Parent Report (as hereinafter defined) filed prior to the date hereof, Parent and Merger Subsidiary each hereby represent and warrant to the Company that:

    (a) CAPITALIZATION OF MERGER SUBSIDIARY. The authorized stock of Merger Subsidiary consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding stock of Merger Subsidiary is, and at the Effective Time will be, owned directly or indirectly by Parent, and there are (i) no other shares of stock or voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of stock or voting securities of Merger Subsidiary and
(iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Subsidiary. Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

    (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined below).

    As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations, results of operations or prospects of Parent and its Subsidiaries taken as a whole, or any effect which prevents, materially delays or materially impairs the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

    (c) CORPORATE AUTHORITY. Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

        (i) Other than the filings and/or notices (A) pursuant to Section 1.3,
    (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" Laws, (D) required to be made with the NYSE, and (E) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance of the states set forth in Section 5.1(d) of the Company Disclosure Letter, and (F) required to be made with the UK Office of Fair Trading or the Commission of the European Communities, the UK Financial Services Authority, the Council of Lloyds and the Minister for Enterprise Trade and Employment of Ireland, and such notices and consents and expiry of waiting periods as may be required under the antitrust notification insurance Laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by Parent or Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Subsidiary from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

        (ii) The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of Parent and Merger Subsidiary or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.2(d)(i)) or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

    (e) FINANCING. Parent has, or will have prior to the Effective Time, sufficient funds available to pay the Merger Consideration and all fees and expenses related to the transactions contemplated by this Agreement.

    (f) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Credit Suisse First Boston as its financial advisors.

    (g) SHARE OWNERSHIP. Parent, Merger Subsidiary and their respective Subsidiaries beneficially own in the aggregate 484,500 shares of Common Stock.

                                   ARTICLE VI
                                   COVENANTS

    6.1. INTERIM OPERATIONS. Except as set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees as to itself and its Subsidiaries and undertakes as to itself and its Subsidiaries to use commercially reasonable efforts in relation to its Joint Ventures as though for the purpose of the remainder of this Article VI its Joint Ventures were Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

    (a) its and its Subsidiaries' businesses shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries, to enter into or engage in new lines of business, to utilize new distribution methods, expand into new geographic territories outside of the United States, or to exit any current business of the Company or its Subsidiaries, without Parent's prior written approval);

    (b) to the extent consistent with (a) above it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates;

    (c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its Charter or by-laws or amend, modify or terminate the Rights Agreement except as contemplated by
Section 5.1(o)(ii); (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly dividends paid by the Company on its Common Shares not in excess of $.09 per share, with usual record and payment dates and in accordance with the Company's past dividend policy; or (v) repurchase, redeem or otherwise acquire, except in connection with any of the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

    (d) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans);
(ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) make or authorize or commit for any capital expenditures, including entering into capital lease obligations, other than in amounts not exceeding $1 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $100,000 individually or $1 million in the aggregate (other than in connection with ordinary course investment and reinsurance activities); (iv) enter into, amend or terminate any material Contract or (v) permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

    (e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any employee benefit or incentive plan or employment or other agreement (including the Compensation and Benefit Plans) or hire or terminate the employment of key employees, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

    (f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations legally due and payable and arising in the ordinary and usual course of business and such other claims, liabilities or obligations as shall not exceed $1 million in the aggregate and other than regular semi-annual payments paid by MMI Capital Trust I on its 7 5/8% Series B Capital Trust Securities (the "Trust Securities") pursuant to the Indenture, dated December 23, 1997, between The Chase Manhattan Bank and the Company, pursuant to which the Trust Securities were issued;

    (g) neither it nor any of its Subsidiaries shall make, change or revoke any Tax election, settle or compromise any material Tax liability arising in any audit, change its method of accounting if such change would have a material impact on Taxes, enter into any closing or other agreement with respect to a material amount of Taxes, file a request for refund of a material amount of Taxes (but not including the prosecution of any refund claim pending on the date hereof), or file an amended Tax Return if such Tax Return is materially different from the original return to which it relates, except, in each case,
(i) in the ordinary course of business and consistent with the Company's past practice in respect of the Tax at issue in the jurisdiction in question or
(ii) with the consent of Parent, such consent not to be unreasonably withheld;

    (h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or Affiliate to (A) sell any products or services of or to any other Person, (B) engage in any line of business or
(C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

    (i) neither it nor any of its Subsidiaries shall enter into any new quota share or other reinsurance transaction (A) which does not contain standard cancellation and termination provisions, (B) which, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums or (C) pursuant to which $1 million or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than the Company or any of its Subsidiaries;

    (j) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

    (k) neither it nor any of the Company Insurance Subsidiaries will alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or in any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or SAP; and

    (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

    6.2. ACQUISITION PROPOSALS. The Company will not, and will not permit or cause any of its Subsidiaries or any of their officers and directors to, and shall direct its and its Subsidiaries' employees, agents and Representatives (as defined below) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, (ii) the purchase of 15% or more of the assets (including equity securities of the Company's subsidiaries) of the Company and its subsidiaries taken as a whole, or
(iii) the purchase of Shares not in the ordinary course (purchases pursuant to a Compensation and Benefit Plan being in the ordinary course), but not, in any case, including the matters set forth in Section 6.2(a) of the Company Disclosure Letter (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company will not, and will not permit or cause any of its Subsidiaries to, and will use commercially reasonable efforts to cause any of the officers and directors of it or its Subsidiaries not to and shall direct its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its board of directors from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) if the Merger shall not have been approved by the Company Requisite Vote by such date (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement (as defined below); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or
(C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each case referred to in clause (B) or
(C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, be reasonably likely to result in a more favorable transaction than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement (as defined in Section 9.7). The Company will notify Parent promptly, but in any event not later than one day following receipt, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

    6.3. STOCKHOLDERS MEETINGS. The Company will take, in accordance with its Charter and by-laws, all action necessary to convene a meeting of the holders of shares of Common Stock (the "STOCKHOLDERS MEETING") as promptly as practicable, but in no event more than 35 days (to the extent legally permissible), after the Proxy Statement (as defined in
Section 6.4) is first mailed to stockholders to consider and vote upon the approval of the Merger. Subject to fiduciary obligations under applicable Law, the Company's board of directors shall recommend such approval, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meeting to be convened and a vote taken with respect to the Merger and the board of directors shall communicate to the Company's stockholders its basis for such withdrawal or modification as contemplated by Section 251 of the DGCL.

    6.4.  FILINGS; OTHER ACTIONS; NOTIFICATION.

    (a) In connection with the Stockholders Meeting, the Company shall prepare and deliver to Parent as promptly as practicable after the date hereof a draft of a proxy statement (the "PROXY STATEMENT"). Thereafter, the Company and Parent shall use their reasonable efforts to cooperate fully to make such changes to the Proxy Statement as may be reasonably requested by Parent or otherwise may be appropriate, file the Proxy Statement with the SEC as soon as practicable, and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company shall mail such Proxy Statement to its stockholders.

    (b) The Company and Parent shall use and shall cause their "ultimate parent entities," (if applicable) to use, their reasonable best efforts to as promptly as practicable file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

    (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable efforts (i) to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and (ii) to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with, as a result of or in order to consummate the transactions contemplated by this Agreement; PROVIDED, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, individually or in the aggregate with all other agreements, changes and restrictions, could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement or materially impair the ability of any Parent Company (including the Company following the Effective Time), to conduct its business in the manner as such business is now being conducted. Parent and Merger Subsidiary shall use reasonable best efforts to cause to be filed such statements on Form A as are required to be filed with the Governmental Entities identified in Section 5.1(d) of the Company Disclosure Letter by January 21, 2000. It is expressly understood by the parties hereto that the representatives of the Company and Parent respectively shall have the right to attend and participate in any hearing, proceeding, meeting or conference before or with a Governmental Entity relating to the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall provide each other reasonable advance notice of any such hearing, proceeding, meeting or conference. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

    (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (e) (i) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.

        (ii) The Company and Parent each shall give prompt notice to the other of (A) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of notice pursuant to this
    Section 6.4(e)(ii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    6.5. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's directors, officers, employees, counsel, accountants, financial advisors, environmental consultants, and other authorized agents and representatives ("REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the earlier of the termination of this Agreement or the Effective Time, to the Company's and its Subsidiaries' management, properties, books, contracts, records and personnel (and will use commercially reasonable efforts to provide access to its auditors (including such auditors' work papers)) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' business, properties and personnel as may reasonably be requested; PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and PROVIDED, FURTHER, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the board of directors of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.5(a) shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as defined below).

    6.6. STOCK EXCHANGE DE-LISTING. The Surviving Corporation shall use its best efforts to cause the shares of Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    6.7. PUBLICITY. The initial press release relating to the transaction contemplated by this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national or foreign securities exchange.

    6.8.  BENEFITS.

    (a) STOCK OPTIONS AND STOCK PLANS. Prior to the Effective Time, the Company shall take all such actions as may be necessary to cause each Company Option outstanding pursuant to the Company Stock Plans, whether or not then exercisable, to be canceled as of the Effective Time and to thereafter only entitle the holder thereof, upon surrender thereof, to receive an amount - in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option, less any required withholding taxes. As promptly as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of outstanding Company Options granted pursuant to the Company Stock Plans (regardless of whether such stock options are vested or exercisable at the time) a letter in a form acceptable to Parent which describes the treatment of and payment for such options pursuant to this Section 6.8(a) and provides instructions for use in obtaining payment for such options hereunder. Each such holder shall sign a release by which such holder effectively relinquishes all rights with respect to such holder's outstanding stock options upon payment therefor - in accordance with this
Section 6.8(a) prior to or as soon as practicable following the Closing. The Company shall take all actions necessary to cause the Company Stock Plans to be terminated effective as of the Effective Time.

    (b) EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits (other than benefits involving the issuance of Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees under the Company's and its Subsidiaries' existing employee benefit plans which are listed in Section 6.8(b) of the Company Disclosure Letter. To the extent that employees of the Company and its Subsidiaries become participants in any plans maintained by Parent or its Subsidiaries, (i) any such employees will receive credit under such plans of Parent or any of its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors (to the extent service with such predecessors was credited under the Compensation and Benefit Plans disclosed in the Company Disclosure Letter) prior to the Effective Time for the purpose of determining eligibility and vesting, but not for purposes of benefit accrual, and (ii) and Parent shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans of the Parent or any of its Subsidiaries to be waived with respect to such participants and their eligible dependents. With respect to any plan maintained by Parent or its Subsidiaries which covers employees of the Company or its Subsidiaries prior to January 1, 2001, Parent shall, or shall cause the Surviving Corporation to, provide each employee with credit for any co-payments and deductibles paid prior to the plan entry date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the plan entry date. All discretionary awards and benefits under any employee benefit plans of Parent or any of its Subsidiaries shall be subject to the discretion of the Persons or committee administering such plans.

    6.9. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in
Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company, up to a maximum of $150,000 by Parent.

    6.10. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, an Indemnified Party and, collectively, the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law PROVIDED the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met), and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). In addition, from and after the Effective Time, Parent agrees that it will not make any changes to the Charter or by-laws of the Company and/or its Subsidiaries that would adversely affect the indemnification provided to any Persons under its Charter or by-laws in effect on the date hereof.

    (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and PROVIDED, FURTHER, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

    (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "CURRENT PREMIUM"); PROVIDED, HOWEVER, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the six-year period for not in excess of 300% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    6.11. ASSUMPTION OF DEBENTURES. The Company and Parent each agrees that the Surviving Corporation shall continue to assume the payment of the principal and redemption price of and interest on the Series A Debentures and Series B Debentures (the "DEBENTURES") issued under the Indenture dated as of December 23, 1997 (the "INDENTURE") between the Company and The Chase Manhattan Bank, as trustee (the "TRUSTEE"), if required under the terms of the Indenture, according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture kept or performed by the Company. The Surviving Corporation, if required under the terms of the Indenture, shall execute and deliver to the Trustee a supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Trustee, whereupon the Surviving Corporation shall succeed to and be substituted for the Company and the Company thereupon shall be relieved of any further liability or obligation thereunder or upon the Debentures.

    6.12. OTHER ACTIONS BY THE COMPANY AND PARENT.

    (a) RIGHTS. If requested by Parent prior to the Effective Time, the board of directors of the Company shall take all necessary action to terminate all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

    (b) TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                                  ARTICLE VII
                                   CONDITIONS

    7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

    (b) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries and Joint Ventures from, and the expiry of all waiting periods imposed by, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS"), in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for any non-insurance related and/or non-HSR Act related Governmental Consents for which the failure to obtain such consents or approvals would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Surviving Corporation.

    (c)  CERTAIN U.K. AND IRELAND CONSENTS.

           (i) Either (i) The UK Office of Fair Trading shall have indicated, in terms reasonably satisfactory to the Company and Parent, that the Secretary of State for Trade and Industry does not intend to refer the proposed acquisition of the Common Shares or any matter relating thereto to the Competition Commission; or (ii) the Commission of the European Communities shall have (x) issued a decision pursuant to article 6(l)(b), article 6(2) or article 8.2 of Council
       Regulation 4064/S 9 as amended by the Council Regulation 13 10/97 ("REGULATION 4064/89") that the proposed acquisition of Common Shares falls within the scope of Regulation 4064/89 but is compatible with the common market (and, if such decision is given subject to conditions, such conditions shall have been approved by Parent in its reasonable discretion) and no prior decision pursuant to article 9(3)(b) shall have been made; or (y) issued a decision pursuant to article 6(1)(a) of Regulation 4064/89 that the proposed acquisition of the Common Shares does not fall within the scope of Regulation 4064/89 and the competent national authorities in the European Union the consent, approval, clearance or confirmation of which is either required or considered by Parent to be desirable shall have granted all such consents, approvals, clearances or confirmations on terms satisfactory to the parties; or
       (z) issued a decision pursuant to article 9(3)(b) and the competent authorities of the member state concerned granting their consent, approval, clearance or confirmation on terms reasonably satisfactory to Parent;)

           (ii) the UK Financial Services Authority shall have confirmed in accordance with Section 61 of the UK Insurance Companies Act 1982 (the "1982 ACT") that there is no objection to Parent and any relevant stockholders or officers of Parent becoming controllers of any relevant Person or, in the absence of such confirmation in relation to any such Person, the period during which the UK Financial Services Authority may serve a notice of objection pursuant to Section 61 of the 1982 Act in relation to such Person shall have elapsed without the UK Financial Services Authority having served any such notice of objection;

           (iii) the Council of Lloyd's shall have consented in accordance with paragraph 13A of the Underwriting Agents Bylaw (No 4 of 1984 (as amended)) to Parent and any relevant stockholders or officers of Parent becoming controllers of any relevant Person or, in the absence of such consent in relation to any such Person, the period during which the Council of Lloyd's may serve a notice of objection pursuant to such Bylaw in relation to such Person having elapsed without the Council of Lloyd's having served any such notice of objection;

           (iv) the Council of Lloyd's shall have consented in accordance with paragraph 14 of the Membership Bylaw (No 17 of 1993 (as amended)) to Parent and any relevant stockholders or officers of Buyer becoming controllers of any relevant Person or, in the absence of such consent in relation to any such Person, the period during which the Council of Lloyd's may serve a notice of objection pursuant to such Bylaw in relation to such Person shall have elapsed without the Council of Lloyd's having served any such notice of objection.

    (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

    7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) CONSENTS. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consents or approvals is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and no such consent or approval, and no Governmental Consent shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or businesses of the Company, Parent or their respective Subsidiaries which would be reasonably likely, individually or in the aggregate, to materially impact the economic or business benefits to Parent and its Subsidiaries of the transactions contemplated by this Agreement.

    7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect", "material" or similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

    (c) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by the sole stockholder of Merger Subsidiary in accordance with applicable Law.

                                  ARTICLE VIII
                                  TERMINATION

    8.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

    8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned (i) by action of the board of directors of either Parent or the Company if the Merger shall not have been consummated by August 31, 2000, whether such date is before or after the date of approval by the stockholders of the Company (the "TERMINATION DATE"), (ii) by action of the board of directors of Parent or the Company, if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (iii) by action of the board of directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or Parent); PROVIDED, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

    8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of the Company:

    (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to four business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "ALTERNATIVE TRANSACTION NOTICE"), an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5.

    (b) if there has been a material breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 7.3(a) or (b) not to be satisfied or not capable of being satisfied, and such breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

    8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in
Section 7.1(a), by action of the board of directors of Parent if (a) the Company enters into a binding agreement for a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement, (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 7.2(a) or (b) not to be satisfied or not capable of being satisfied, and such breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

    8.5.  EFFECT OF TERMINATION AND ABANDONMENT.

    (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

    (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.2(ii), the Company shall pay Parent, Parent's reasonable, documented, out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to $1 million, within two business days of receiving documentation therefore.

    In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.2(ii) and prior to or at the time of the meeting referred to therein any Person shall have publicly made, or shall have publicly announced an intention (whether or not conditional) to make, and not shall not have withdrawn, a bona fide proposal with respect to an Alternative Transaction (as defined below), and within 12 months of termination the Company enters into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction is consummated, (ii) by the Company pursuant to
Section 8.3(a) or (iii) by Parent pursuant to Section 8.4(a), then the Company shall pay Parent a termination fee of $7.5 million, payable by wire transfer of same day funds, provided that, in the case of clause (i), the amount of such fee shall be multiplied by a percentage equal to the percentage of the stock of the Company or the assets of the Company and its subsidiaries taken as a whole represented by the Alternative Transaction with respect to which an agreement is signed or which is consummated. Any fee payable pursuant to this paragraph shall be decreased by the expenses paid or to be paid pursuant to the immediately preceding paragraph (appropriate adjustment shall be made if the fee contemplated by this paragraph is due before the expenses contemplated by the preceding paragraph). In no event shall the aggregate amount paid pursuant to this paragraph and the immediately preceding paragraph exceed $7.5 million. For purposes of this paragraph, an "ALTERNATIVE TRANSACTION" shall mean (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, (ii) the purchase of 15% or more of the assets of the Company and its subsidiaries taken as a whole, or (iii) the purchase of 15% or more of the outstanding Shares, but shall not include the matters set forth in Section 6.2(a) of the Company Disclosure Schedule.

    The fee contemplated by Section 8.5(b) shall be paid (x) in the case of
Section 8.5(b)(i), within one business day of the earlier of the date the Company enters into an agreement or consummates a transaction contemplated thereby, (y) in the case of Section 8.5(b)(ii), no later than simultaneously with such termination and (z) in the case of Section 8.5(b)(iii), no later than two business days following the date the Company enters into a definitive agreement with respect to an Alternative Transaction or consummates an Alternative Transaction.

    The Company acknowledges that the agreements contained in this
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Subsidiary commences a suit against the Company for such payment, the prevailing party shall be paid its costs and expenses (including attorneys' fees) in connection with such suit. Any amounts payable pursuant to this Section 8.5(b) shall be paid with interest thereon at the prime rate of The Chase Manhattan Bank, in effect from time to time during the period such amounts are owing plus two percent.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1. SURVIVAL. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.8 (Benefits), and Section 6.10 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.7 (Access), insofar as it relates to the Company's and Parent's respective confidentiality obligations,
Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

    9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

    9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.5.  GOVERNING LAW; WAIVER OF JURY TRIAL.

    (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

    (c) THE COMPANY AND MERGER SUBSIDIARY EACH AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE STATE COURTS OF THE STATE OF DELAWARE AND AGREES TO VENUE IN SUCH COURTS. THE COMPANY AND MERGER SUBSIDIARY EACH HEREBY APPOINTS THE SECRETARY OF THE COMPANY AND MERGER SUBSIDIARY, RESPECTIVELY, AS ITS AGENT FOR SERVICE OF PROCESS FOR PURPOSES OF THE FOREGOING SENTENCE ONLY.

    9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          IF TO PARENT OR MERGER SUBSIDIARY

          John MacColl, Esq.
          Executive Vice President and
          General Counsel
          The St. Paul Companies, Inc.
          385 Washington Street
          St. Paul, Minnesota 55102-1396
          fax: (651) 310-8204

          with a copy to:

          Joseph B. Frumkin, Esq.,
          Sullivan & Cromwell
          125 Broad Street
          New York, NY 10004
          fax: (212) 558-3588

          if to the Company

          Mr. Paul M. Orzech
          Executive Vice President and
          Chief Financial Officer
          MMI Companies, Inc.
          540 Lake Cook Road
          Deerfield, IL 60015
          fax: (847) 374-1286

          with a copy to:

          Jerald P. Esrick, Esq.
          Wildman, Harrold, Allen & Dixon
          225 West Wacker Drive
          Chicago, IL 60606-1229
          fax: (312) 201-2555

          and

          Morton A. Pierce and Richard D. Pritz
          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY 10019
          fax: (212) 259-6333

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. All notices shall be effective upon receipt.

    9.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality

Agreement between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

    9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

    9.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    9.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

    9.12. ASSIGNMENT. This Agreement shall not be assignable by operation of Law or otherwise; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                                       MMI COMPANIES, INC.

                                                       By:  /s/ B. FREDERICK BECKER
                                                            -----------------------------------------
                                                            Name: B. Frederick Becker
                                                            Title: Chairman and Chief Executive
                                                            Officer

                                                       THE ST. PAUL COMPANIES, INC.

                                                       By:  /s/ D. W. LEATHERDALE
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       BOWMAN ACQUISITION CORP.

                                                       By:  /s/ D. W. LEATHERDALE
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                      APPENDIX B

                    [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


December 20, 1999

The Board of Directors
MMI Companies, Inc.
540 Lake Cook Road
Deerfield, Illinois 60015

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of MMI Companies, Inc. ("MMI") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), among MMI, The St. Paul Companies, Inc. ("St. Paul") and Bowman Acquisition Corp., a wholly owned indirect subsidiary of St. Paul ("Merger Sub"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into MMI (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of MMI (the "MMI Common Stock") will be converted into the right to receive $10.00 in cash (the "Merger Consideration").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MMI and certain senior officers and other representatives and advisors of St. Paul concerning the business, operations and prospects of MMI. We examined certain publicly available business and financial information relating to MMI as well as certain financial forecasts for MMI and other information and data for MMI which were provided to or otherwise discussed with us by the management of MMI, including certain actuarial reserve analyses and valuations prepared by the independent and internal actuaries of MMI. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the MMI Common Stock; the capitalization of MMI; and the financial condition and historical and projected earnings and other operating data of MMI. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of MMI. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of MMI. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of MMI that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MMI as to the future financial performance of MMI. We also have been advised that the actuarial reserve analyses and valuations relating to MMI prepared by its independent and internal actuaries were reasonably prepared on bases reflecting the best currently available estimates and judgments of such actuaries as to the reserves of MMI. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions, nor are we expressing any views as to matters relating to the reserves of MMI, including, without limitation, the adequacy of such reserves. We have not made or, with the exception of certain actuarial reserve analyses and

The Board of Directors
MMI Corporation
December 20, 1999
Page 2


valuations prepared by the independent and internal actuaries of MMI, been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of MMI nor have we made any physical inspection of the properties or assets of MMI. We have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to MMI. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for MMI or the effect of any other transaction in which MMI might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to MMI in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. We and our affiliates have in the past provided investment banking services to MMI and St. Paul unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MMI and St. Paul for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with MMI, St. Paul and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MMI in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of MMI Common Stock.

Very truly yours,

/S/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

                                                                      APPENDIX C

    Section 262 of the Delaware General Corporation Law regarding Appraisal Rights provides:

SECTION 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition, shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     [LOGO]

PROXY                                                                 PROXY

                              MMI COMPANIES, INC.
                          DEERFIELD, ILLINOIS, U.S.A.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Frederick Becker and George B. Caldwell, or any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the special meeting of the stockholders of MMI Companies, Inc. (the "Company") to be held on March 9, 2000, and at any adjournments or postponements thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below, all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments or postponements thereof, upon all matters that may properly come before the meeting, including the matter listed on the reverse side of this card which is more fully described in the Notice of Special Stockholders Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote: (a) in accordance with the Board of Directors' recommendation on the matters listed on the reverse side of this card and
(b) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy card, or attend the meeting, your shares cannot be voted.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1 AND ITEM 2.

ITEM 1. APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND THE ST. PAUL COMPANIES, INC. DATED AS OF DECEMBER 20, 1999:


                 FOR              AGAINST            ABSTAIN

                 / /               / /                 / /




ITEM 2. APPROVAL OF ANY POSTPONEMENT(S) OR ADJOURNEMNT(S) OF THE SPECIAL MEETING OF THE STOCKHOLDERS FOR THE PURPOSE OF SOLICITING ADDITIONAL
VOTES:


                 FOR              AGAINST            ABSTAIN

                 / /               / /                 / /



         I PLAN TO ATTEND THE MEETING      / /

Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Dated: _______________________, 2000



______________________________________
           Signature


______________________________________
  Signature, if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.